AGREEMENT

                        DATED AS OF DECEMBER 15, 2000

                                 BY AND AMONG

                                 DONNA KARAN,

                                STEPHAN WEISS,

                 TRUST FBO LISA WEISS KEYES, COREY WEISS AND
                         GABRIELLE KARAN U/A/D 2/2/96

                                     AND

                    LVMH MOET HENNESSY LOUIS VUITTON INC.





                                 AGREEMENT

      THIS AGREEMENT ("AGREEMENT"), made this December 15, 2000, by and among LVMH Moet Hennessy Louis Vuitton Inc., a Delaware corporation ("PURCHASER"), and each of Donna Karan ("KARAN"), Stephan Weiss ("WEISS"), and Trust FBO Lisa Weiss Keyes, Corey Weiss and Gabrielle Karan U/A/D 2/2/96 (the "TRUST") (Karan, Weiss and the Trust, each a "STOCKHOLDER" and, collectively, the "STOCKHOLDERS"),

                              WITNESSETH: THAT

      WHEREAS, the Stockholders are currently the holders of all of the equity interests in Gabrielle Studio, Inc., a New York corporation (the "COMPANY"), a corporation qualified as an "S" corporation under Section 1361 of the Code (as defined herein), and

      WHEREAS, the Company is currently the owner of certain registered and common law Trademarks (as defined herein) as and to the extent set forth on
SCHEDULE 1 attached hereto (collectively, the "DONNA KARAN MARKS"), and

      WHEREAS, the Company is currently the licensee of certain personal information (including the name, part of name, initials, likeness and signature of Karan)(collectively, the "DONNA KARAN NAME") pursuant to that certain Irrevocable Consent Agreement dated June 3, 1996 between Karan and the Company, as amended (the "CONSENT AGREEMENT"), and

      WHEREAS, the Company is currently the licensor of the Donna Karan Marks and the sublicensor of the Donna Karan Name to Donna Karan Studio, a New York general partnership ("DKS") and a subsidiary of Donna Karan International Inc., a Delaware corporation ("DKI"), pursuant to that certain Agreement dated as of June 3, 1996 between the Company and DKS (as amended, the "DK LICENSE AGREEMENT"), and

      WHEREAS, the Stockholders desire to sell to Purchaser all of the equity interests in the Company, and Purchaser desires to acquire all of such equity interests, all on the terms and subject to the conditions set forth herein,

      NOW, THEREFORE, in consideration of the foregoing premises (which constitute an integral part of this Agreement) and the mutual covenants hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. CERTAIN DEFINED TERMS. As used in this Agreement, the following terms shall have the following meanings:

      "ACTION" shall mean any claim, action, suit (including those at law or in equity), arbitration, inquiry, proceeding, litigation or investigation by or before any Governmental Authority or any arbitral body or other dispute resolution proceeding.

      "ACQUISITION PROPOSAL" shall mean any agreement or offer (other than the transactions among the Stockholders and Purchaser contemplated hereunder and other than any Permitted Transfer in accordance with SECTION 4.1.3(I)) involving the Company or any of the Stockholders for: (i) any merger, consolidation, share exchange, recapitalization, reorganization, business combination, or other similar transaction involving the Company ;
(ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of a material portion of the assets of the Company in a single transaction or series of transactions; or (iii) any sale, transfer, encumbrance, or issuance of all or any of the shares of capital stock of the Company in a single transaction or series of transactions. For the purposes of SECTION 8.3.3, all references in the preceding sentence to "Company" shall be deemed to be "DKI".

      "AFFILIATE" of any person or entity shall mean any other person or entity (i) which controls such first person or entity or a Related Party to such first person or entity, (ii) which such first person or entity or a Related Party to such first person or entity controls, (iii) which is under common control with such first person or entity or with a Related Party to such first person or entity, or (iv) which is a Related Party to such first person or entity. For the purposes of this Agreement, neither DKI nor any of its subsidiaries shall be deemed to be Affiliates of the Company, Karan or Weiss and none of the Stockholders shall be deemed to be an Affiliate of Purchaser.

      "AGREEMENT" shall mean this Agreement as the same may be amended or modified in writing in accordance with the terms hereof.

      "BUSINESS" shall mean (i) owning the Donna Karan Marks, (ii) licensing the Donna Karan Name pursuant to the Consent Agreement, (iii) licensing the Donna Karan Marks and sublicensing the Donna Karan Name under and pursuant to the terms of the DK License Agreement and (iv) performing the Company's obligations and exercising the Company's rights under and pursuant to the terms of the DK License Agreement and the Consent Agreement.

      "CLAIMS" shall mean any and all judgments, pledges, charges, escrows, rights of first refusal or first offer, mortgages, indentures, claims, transfer restrictions, liens, equities, security interests and other encumbrances of every kind and nature whatsoever, whether arising by agreement, operation of law or otherwise.

      "CODE" shall mean the Internal Revenue Code of 1986, as amended. All citations to the Code, or to the Treasury Regulations promulgated thereunder, shall include any amendments or any substitute or successor provisions thereto.

      "CONTROL" shall mean the power, direct or indirect, to direct or cause the direction of the management and policies of a person or entity through stock ownership, ownership of membership interests, contract or otherwise.

      "DAMAGES" shall mean all liabilities, demands, claims, actions or causes of action, regulatory, legislative or judicial proceedings or investigations, assessments, levies, losses, fines, penalties, damages, costs and expenses, including reasonable attorneys', accountants', investigators', and experts' fees and expenses, sustained or incurred in connection with the defense or investigation of any such matter.

      "DKI TRANSACTION" shall mean a merger of Purchaser (or any of its Affiliates) with DKI pursuant to which Purchaser (and/or its Affiliates) acquire all of the outstanding common stock of DKI (except for those shares of DKI common stock owned by Purchaser (or any of its Affiliates). For the avoidance of doubt, shares of common stock for which dissenters' appraisal rights are exercised with respect to the merger described in the preceding sentence shall be deemed to be acquired by Purchaser (or its Affiliates) in such merger.

      "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended. All citations to ERISA shall include any amendments or any substitute or successor provisions thereto.

      "GAAP" shall mean generally accepted accounting principles in the U.S., consistently applied in accordance with past practices.

      "GOVERNMENTAL AUTHORITY" shall mean any court or any agency, commission, department (including the executive department) or body of any municipal, township, county, local, state, federal or foreign governmental, regulatory, administrative, judicial or quasi-governmental unit, entity or authority.

      "GOVERNMENTAL ORDER" shall mean any order, ruling, writ, injunction, judgment, award, determination or decree of any court, arbitral body or other Governmental Authority.

      "HSR ACT" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

      "INDEMNIFIED PARTY" shall mean either a Stockholder Indemnitee or a Purchaser Indemnitee, as the case may be, who is entitled to indemnification from another party hereto pursuant to SECTION 8 below.

      "INDEMNIFYING PARTY" shall mean a party hereto who is required to provide indemnification under SECTION 8 below to another party hereto.

      "INTELLECTUAL PROPERTY" shall mean (i) all Trademarks, together with information regarding all registrations and pending applications to register any such Trademarks; (ii) all proprietary formulations, manufacturing methods, inventions, designs, know-how and trade secrets;
(iii) all computer software, Internet technologies, designs and domain names; (iv) all patents on and pending applications to patent any technology or design; (v) all registrations of and applications to register copyrights and all common law copyrights; (vi) all licenses of rights in computer software, Trademarks, patents, copyrights, unpatented formulations, manufacturing methods and other know-how, including those to or by the Company; and (vii) all goodwill associated with any of the above.

      "LAW" shall mean any federal, state, local or foreign statute, law, ordinance, rule, code, order or regulation of any Governmental Authority.

      "LIABILITIES" shall mean any and all debts, liabilities, and obligations, of any nature whatsoever, whether direct or indirect, determined or determinable, accrued or fixed, matured or unmatured, absolute, accrued, contingent or otherwise, including those arising under any Law, Action, or Governmental Order and those arising under any contract, agreement, arrangement, commitment or undertaking.

      "MATERIAL ADVERSE EFFECT" means, with respect to any entity, any event or change that, individually or collectively, is or is reasonably likely to be materially adverse to the business (or, in the case of the Company, the Business), financial condition, results of operations or assets (including intangible assets) of such entity (in the case of DKI or Purchaser, taken as a whole together with its subsidiaries), other than any event or change to the extent that it relates solely to (i) the economy and financial markets generally and not specifically relating to such entity,
(ii) the industry in which such entity operates generally and not specifically relating to such entity, or (iii) the announcement of the transactions contemplated by this Agreement, including any Claims or Actions arising in connection with such transactions.

      "NON-DKI BUSINESS" shall mean any and all businesses, activities, matters and items of the Company other than the Business, including (i) owning the following assets of the Company that are unrelated to and not necessary for the operation of the Business: (w) shares of common stock of DKI, (x) the assets constituting the "inspiration library and archives",
(y) any refunds receivable in respect of Taxes paid by the Company for any period ending on or prior to the Closing, and (z) cash on hand, (ii) guaranteeing the lease obligations of Urban Zen, LLC for the premises commonly known as 570 Seventh Avenue, and (iii) performing the Company's obligations under any existing employment agreements.

      "RELATED PARTIES" and individually, a "RELATED PARTY," of any person shall mean any present or former spouse, ancestor or descendant or sibling of such person or any trust or other similar entity for the benefit of such persons or for the benefit of any of such Related Parties.

      "REPRESENTATIVE" of a person shall mean that person's employees, officers, directors, representatives (including any investment banker, attorney or accountant), agents or Affiliates.

      "RETURNS" shall mean all returns, declarations, reports, statements, exhibits, attachments and other documents required to be supplied or filed in respect of Taxes, and the term "RETURN" means any one of the foregoing Returns.

      "SHARES" shall mean shares of the common stock, no par value, of the Company.

      "TAXES" shall mean all taxes, levies and assessments of any kind or nature imposed by any Governmental Authority with taxing authority, including all federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, value added, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, real or personal property, intangible, windfall profits, alternative or add-on minimum, customs, duties or other taxes, fees, assessments or charges of any kind whatever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, and the term "TAX" means any one of the foregoing Taxes.

      "THIRD PARTY CLAIM" shall mean any Claim or Action which is asserted or threatened by a party other than the parties hereto, their successors and permitted assigns, against any Indemnified Party or to which any Indemnified Party is subject.

      "TRADEMARK ASSIGNMENTS" shall mean that certain Trademark Assignment dated July 3, 1996 between the Company and Karan, and that certain Trademark Assignment dated July 3, 1996 between the Company and DKS.

      "TRADEMARKS" shall mean all registered or common law trademarks, derivative marks and abbreviations thereof and associated trademarks, service marks, service names, slogans, graphics, symbols, domain names, logos, trade names and business names, trade dress and the like, all registrations and applications for registration of the foregoing, and all goodwill associated therewith.

      In addition to the terms defined above, the following capitalized terms shall have the meanings set forth in the referenced section:


TERM                              SECTION WHERE DEFINED

Allocation Schedule                        7.3
Antitrust Division                        4.3.3
Basket                                    8.7.1
Ceiling                                   8.7.1
Closing                                    2.1
Closing Date                               2.1
Company                                 Premises
Conditional Governance Terms               7.6
Consent Agreement                       Premises
Contracts                                 3.3.6
Determination Date                        2.2.1
Disclosure Schedules                       3.1
DK License Agreement                    Premises
DKI                                     Premises
DKI Transaction                            4.2
DKS                                     Premises
Donna Karan Marks                       Premises
Donna Karan Name                        Premises
Due Date                                  7.4.1
Excluded Taxes                            7.4.2
FTC                                       4.3.3
Formal Governance Agreements               7.6
Highest Offer Price                        4.2
Initial Purchase Price                     2.2
Karan                                   Preamble
LVMH                                       4.5
Mediator                                   7.6
Net Worth Statement                        7.7
Permits                                  3.3.11
Permitted Transfers                       4.1.3
Purchase Price                             2.2
Purchaser                               Preamble
Purchaser Indemnitees                      8.2
Qualified Accountant                       7.3
Recipient                                 7.4.5
Reserved Rights Agreement                 3.3.6
SEC                                        8.3
Second Basket                             8.7.1
Section 338(h)(10) Election                7.3
Shortfall                                  7.7
Stockholder(s)                          Preamble
Stockholder Indemnitees                    8.3
Stockholder's Proportionate Interest       2.2
Straddle Period                           7.4.1
Tax Claim                                 7.4.5
Tax Determination                        7.4.11
Tax Dispute Notice                       7.4.11
Tax Indemnification Cut-off Date          7.4.2
Tax Indemnification Notice               7.4.11
Tax Indemnification Period                7.4.2
Tax Indemnified Party                    7.4.11
Tax Indemnifying Party                   7.4.11
Tax-Related Payment                      7.4.11
Transfer Taxes                            7.4.3
Trust                                   Preamble
Weiss                                   Preamble

2.    PURCHASE AND SALE OF SHARES; CLOSING AND MANNER OF PAYMENTS.

      2.1. AGREEMENT TO PURCHASE AND SELL SHARES. On the terms and subject to the conditions contained in this Agreement, as soon as practicable on or after the date that the conditions contained in SECTION 5 below have been fulfilled or waived (the "CLOSING DATE"), Purchaser shall purchase from each Stockholder, and each Stockholder shall sell to Purchaser, the Shares held of record by such Stockholder, free and clear of all Claims. The closing of such purchase and sale (the "CLOSING") shall occur at 10:00 a.m., New York time, on the Closing Date at the offices of the Company or at such other place as the parties mutually agree and shall be deemed to be effective as of 11:59 p.m., New York time, on the Closing Date.

      2.2. PURCHASE PRICE; PAYMENT. The purchase price for the Shares shall be equal to the sum of (i) U.S.$450 million (the "INITIAL PURCHASE PRICE"), as it may be reduced pursuant to SECTION 2.2.1 and SECTION 2.2.2 below, and as it may be adjusted from time to time in respect of Sales Royalty payments under SECTION 2.3, Tax indemnity payments under SECTION 7.4 and other indemnity payments made pursuant to SECTION 8 hereof (together with the Initial Purchase Price, the "PURCHASE PRICE"). Purchaser shall pay the Initial Purchase Price in cash at Closing, by paying to each Stockholder an amount equal to the product of (a) the Initial Purchase Price, multiplied by (b) the quotient (a "STOCKHOLDER'S PROPORTIONATE INTEREST") of (x) the number of Shares held of record by such Stockholder divided by (y) the aggregate number of Shares outstanding, each as measured immediately prior to the Closing.

            2.2.1. In the event that Purchaser (i) enters into a definitive agreement with DKI for the DKI Transaction on or before the six month anniversary (the "DETERMINATION DATE") of the date hereof and (ii) subsequently consummates the DKI Transaction substantially in accordance with the terms of such definitive agreement (as the same may be amended, waived or otherwise modified by the parties thereto), then the Initial Purchase Price shall be reduced by $50 million (to $400 million) and the Stockholders shall (concurrently with the consummation of such DKI Transaction), and are jointly and severally obligated to, return to Purchaser $50 million of the Initial Purchase Price, net of that certain amount set forth on SCHEDULE 2.2.

            2.2.2. In the event that Purchaser (i) does not enter into a definitive agreement with DKI for the DKI Transaction by the Determination Date, (ii) enters into a definitive agreement with DKI for the DKI Transaction in the period after the Determination Date and on or before one year after the date hereof and (iii) subsequently consummates the DKI Transaction substantially in accordance with the terms of such definitive agreement (as the same may be amended, waived or otherwise modified by the parties thereto), then the Initial Purchase Price shall be reduced by $25 million (to $425 million) and the Stockholders shall (concurrently with the consummation of such DKI Transaction), and are jointly and severally obligated to, return to Purchaser $25 million of the Initial Purchase Price, net of that amount as set forth on SCHEDULE 2.2.

      2.3. PAYMENTS IN RESPECT OF ACCRUED SALES ROYALTY. The Stockholders shall also be entitled to receive from Purchaser and Purchaser shall be obligated to pay to the Stockholders, an amount equal to the full amount of the Sales Royalty (as defined in the DK License Agreement) accrued in respect of all Net Sales (as defined in the DK License Agreement) up to and including the Closing Date. The parties acknowledge and agree that the payment of such amount shall be in addition and an adjustment to the Purchase Price and shall be delivered to the Stockholders as soon as practicable following the payment thereof by DKS to the Company and shall be paid among the Stockholders in the same proportions as the Initial Purchase Price. The payments in respect of the accrued Sales Royalty shall be made on the following basis:

            2.3.1. With respect to any Sales Royalty payable for a calendar quarter of the applicable Annual Period (as defined in the DK License Agreement) that ends prior to Closing, the Stockholders shall be entitled to receive an amount equal to the full amount of such Sales Royalty.

            2.3.2. With respect to any Sales Royalty payable for a quarter of the applicable Annual Period beginning prior to Closing and ending after Closing, the Stockholders shall be entitled to receive a portion of such Sales Royalty equal to the pro rated portion of the entire Sales Royalty for that quarter to be calculated by multiplying the dollar amount of the Sales Royalty payable for such full quarter by a fraction the numerator of which shall be the number of days in the period between the end of the last quarter and Closing (including the Closing Date) and the denominator of which shall be the number of days in the quarter which includes the Closing Date.

            2.3.3. The Stockholders shall retain for 24 months following the Closing Date the right to give notice pursuant to which it will conduct Licensor Audits (as defined in the DK License Agreement) pursuant to and in accordance with the terms of subsection 7.1 of the DK License Agreement for all periods up to and ending on the Closing Date and shall be entitled to exercise, and Purchaser shall reasonably cooperate with Stockholders in such exercise, all the rights of Licensor (as defined in the DK License Agreement) under Section 7 of the DK License Agreement in connection with any such Licensor Audit.

3.    REPRESENTATIONS AND WARRANTIES.

      3.1. GENERAL STATEMENT. All the representations and warranties set forth in this SECTION 3 (including the references to the Disclosure Schedules set forth therein) are material, are being relied upon by the other parties hereto and shall survive the Closing as expressly provided in
SECTION 8.7 (and none shall merge into any instrument of conveyance), regardless of any investigation or lack of investigation by any of the parties to this Agreement. No specific representation or warranty shall limit the generality or applicability of a more general representation or warranty. Except as otherwise expressly set forth herein, including SECTION 9.2.1, representations and warranties of the parties are initially made as of the date hereof and shall be deemed remade as of the Closing Date. All representations and warranties of the Stockholders are made subject to the exceptions noted in the schedules delivered by the Stockholders to Purchaser concurrently herewith and identified as the "DISCLOSURE SCHEDULES". Each schedule contained in the Disclosure Schedules shall be numbered to correspond to the applicable paragraph of SECTION 3.3 to which such exception refers.

      3.2. REPRESENTATIONS AND WARRANTIES OF PURCHASER. Purchaser represents and warrants to the Stockholders as follows:

           3.2.1. ORGANIZATION AND AUTHORITY. Purchaser is a corporation duly organized, validly existing and in good standing, under the laws of the State of Delaware. Purchaser has full corporate power and authority to enter into and perform this Agreement. The execution and delivery by Purchaser of this Agreement and the performance by Purchaser of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized and approved by all requisite corporate action. This Agreement has been duly executed and delivered by a duly authorized officer of Purchaser, and constitutes a valid and legally binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms (except to the extent that enforcement may be affected by Laws relating to bankruptcy, reorganization, insolvency and creditors' rights and by the availability of injunctive relief, specific performance and other equitable remedies).

            3.2.2. CONSENTS. No consent, waiver, authorization, order or approval of, or filing or registration with, any Governmental Authority or other person or entity, or under or with respect to any permit, license, contract, agreement or other instrument to which Purchaser is a party or by which Purchaser is bound, is required for or in connection with the execution and delivery by Purchaser of this Agreement, and the consummation by Purchaser of the transactions contemplated hereby, except for the same as may be required pursuant to the HSR Act.

            3.2.3. NO CONFLICTS. Neither the execution and delivery of this Agreement by Purchaser, nor the consummation by Purchaser of the transactions contemplated hereby, will (i) violate, conflict with or result in a breach of any of the terms, conditions or provisions of the Certificate of Incorporation or By-laws of Purchaser, (ii) violate, conflict with or result in a breach of any Law, Permit or Governmental Order to which Purchaser is a party or by which Purchaser is, or its assets are, bound or affected, or (iii) violate, conflict with or result in a breach of or constitute a default (or event which, with the giving of notice or the passage of time, or both, would become a default) under, require a consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Claims on any of the assets or properties of Purchaser pursuant to, or result in any payment or charge under, any permit, license, contract, agreement or other instrument or arrangement (written or oral) to which Purchaser is a party or by which any of such assets or properties is bound or affected and no such permit, license, contract, agreement or other instrument or arrangement shall prohibit or delay the timely performance by Purchaser of its obligations under this Agreement.

            3.2.4. LITIGATION. There is no Action (whether or not the defense thereof or the liability thereunder is covered by any policy of insurance) pending or, to the best knowledge of Purchaser, threatened against Purchaser which questions the validity of this Agreement or the ability of Purchaser to consummate the transactions contemplated by this Agreement.

           3.2.5. BROKERS. Except for Goldman, Sachs & Co., Purchaser has no agreement with any broker, finder or intermediary in connection with this Agreement or the transactions contemplated hereby, and is not committed to pay any brokers' or finders' fees or any similar fees in connection with the transactions contemplated hereby.

            3.2.6. AVAILABILITY OF FUNDS. At the Closing, Purchaser will have sufficient immediately available funds, in cash, to pay the Initial Purchase Price and to pay any other amounts payable pursuant to this Agreement and to effect the transactions contemplated hereby.

           3.2.7. CERTAIN FINANCIAL INFORMATION. Purchaser has consolidated net worth, computed in accordance with GAAP, of at least U.S.$400 million.

      3.3. REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS. Each of the Stockholders jointly and severally represents and warrants to Purchaser as follows that, except as expressly set forth in the Disclosure Schedules:

            3.3.1. ORGANIZATION AND AUTHORITY OF THE COMPANY AND THE TRUST. The Company is a corporation, duly organized, validly existing and in good standing, under the laws of the State of New York. The Company has full corporate power and authority to carry on its businesses, including the Business, as they are now being conducted. The Trust is an irrevocable trust, duly created, validly existing and in good standing under the laws of the State of New York. The Trust has full trust power and authority to own the Shares currently owned by it.

            3.3.2. AUTHORITY OF STOCKHOLDERS. Each of the Stockholders has full legal capacity, and, in the case of the Trust, trust power, to enter into, execute and perform this Agreement. The execution and delivery by the Trust of this Agreement and the performance by the Trust of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized and approved by all requisite trust action. This Agreement has been duly executed and delivered by the duly authorized trustee of the Trust. This Agreement constitutes a valid and legally binding obligation of each of the Stockholders, enforceable against each of the Stockholders in accordance with its terms (except to the extent that enforcement may be affected by laws relating to bankruptcy, reorganization, insolvency and creditors' rights and by the availability of injunctive relief, specific performance and other equitable remedies).

            3.3.3. CONSENTS. Except as set forth on SCHEDULE 3.3.3, no consent, waiver, authorization, notice, order or approval of, or filing or registration with, any Governmental Authority or other person or entity, or under or with respect to any Permit or Contract to which any of the Stockholders or the Company is a party or by which any of the Stockholders or the Company is bound, is required for or in connection with the execution and delivery by any of the Stockholders of this Agreement, and the consummation by any of the Stockholders of the transactions contemplated hereby, except for the same as may be required pursuant to the HSR Act and except those relating solely to the transfer of the Non-DKI Business.

      3.3.4. NO CONFLICTS. Neither the execution and delivery of this Agreement by each of the Stockholders, nor the consummation by each of the Stockholders of the transactions contemplated hereby, will (i) violate, conflict with or result in a breach of any of the terms, conditions or provisions of the Company's Certificate of Incorporation or By-laws, (ii) violate, conflict with or result in a breach of any of the terms, conditions or provisions of the Trust's trust agreement or other constituent documents, (iii) violate, conflict with or result in a breach of any Law, Permit or Governmental Order to which any of the Stockholders or the Company is a party or by which any of the Stockholders or the Company is, or their respective assets are, bound or affected, or (iv) violate, conflict with or result in a breach of or constitute a default (or event which, with the giving of notice or the passage of time, or both, would become a default) under, require a consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Claims on any of the assets or properties of any of the Stockholders or the Company pursuant to, or result in any payment or charge under, any Permit or Contract to which any of the Stockholders or the Company is a party or by which any of such assets or properties is bound or affected, and no such Permit or Contract shall prohibit, prevent or delay the timely performance by any of the Stockholders of any of their obligations under this Agreement.

            3.3.5. BOOKS AND RECORDS. True and complete copies of the Certificate of Incorporation and By-laws of the Company and the trust agreement for the Trust are attached as SCHEDULE 3.3.5 hereto, all as amended and currently in force. All of the books and records of the Company relating to its operations are and have been maintained in the Company's usual, regular and ordinary manner, and all material transactions to which the Company is, or has been, a party are properly reflected therein. The books and records of the Company contain true and complete copies of all resolutions adopted by, as appropriate, the shareholders and the board of directors of the Company, and any other action formally taken by any of them respectively as such.

            3.3.6. NO SUBSIDIARIES; CONDUCT OF BUSINESS; CONTRACTS. The Company does not hold any direct or indirect interest in any corporation, joint venture, partnership, association or other entity, foreign or domestic except for the shares of common stock of DKI set forth on SCHEDULE
3.3.6. No person or entity (including any of the Stockholders) owns any assets (whether tangible or intangible) necessary for the operation of, or that are used by or in the operation of, the Business, except for the Intellectual Property licensed to the Company pursuant to the Consent Agreement and except as contemplated by SECTION 4.1.8 and SECTION 7.5. True and complete copies of each of the DK License Agreement, the Consent Agreement, that certain License Agreement dated July 3, 1996 between the Company and Karan (the "RESERVED RIGHTS AGREEMENT") and the Trademark Assignments are attached hereto as SCHEDULE 3.3.6. All contracts, licenses, agreements and other instruments and arrangements (written or oral) (the "CONTRACTS") to which the Company (or any of the Stockholders to the extent related to the Business) is a party or to which any of the Company's assets or properties is bound are listed on SCHEDULE 3.3.6. Except as set forth on
SCHEDULE 3.3.6, all of the Contracts are in full force and effect and binding upon the parties thereto. Except as set forth on SCHEDULE 3.3.6, the Company is not in default under any Contract and, to the knowledge of the Stockholders, none of the other parties to the DKI License Agreement, the Consent Agreement, the Reserved Rights Agreement or the Trademark Assignments is in default under such Contract.

            No written notice has been given to the Company or any of the Stockholders that the Company or any of the other parties to any Contract is in default under any such Contract. No event, occurrence or condition exists which, with the lapse of time, the giving of notice, or both, or the happening of any further event or condition, would become a default by the Company or, to the knowledge of the Stockholders, the other contracting parties under any Contract. Except as set forth on SCHEDULE 3.3.6, the Company has not released or waived any of its rights under any Contract and the Company has no contractual obligation, and is not subject to any claim for a legal right, to renegotiate any Contract.

      3.3.7. OWNERSHIP OF STOCK. The Stockholders own the Shares of the Company in the proportions and amounts set forth on SCHEDULE 3.3.7. The Shares listed on SCHEDULE 3.3.7 constitute all of the issued and outstanding shares of capital stock of the Company. Each of the Stockholders has good, valid and marketable title to the Shares, free and clear of all Claims, options, proxies, voting trusts or voting agreements (other than the encumbrances created by this Agreement, and except as set forth in SCHEDULE 3.3.7). Except as set forth in SCHEDULE 3.3.7, there are no outstanding subscriptions, options, warrants, rights (including preemptive rights), calls, or other agreements or commitments of any character relating to any Shares or other equity interests in the Company. Except as set forth in SCHEDULE 3.3.7, there are no agreements or understandings to which any of the Stockholders or the Company is a party with respect to the Shares or to any corporate governance matters. Upon Closing, Purchaser will obtain good, valid and marketable title to the Shares, free of all Claims.

            3.3.8. SALES ROYALTIES. Schedule 3.3.8 contains true and complete copies of the statements of Sales Royalties required to be delivered by DKS pursuant to Section 6 of the DK License Agreement for fiscal years 1998 and 1999 and for the period from January 1, 2000 through the date hereof. Except as set forth on SCHEDULE 3.3.8, DKI has paid and the Company has received all Sales Royalties set forth on such statements.

            3.3.9. NO LIABILITIES. Except as set forth on SCHEDULE 3.3.9, at Closing, the Company shall have no Liabilities related to the Non-DKI Business and, except for the executory portion of any Contract set forth on
SCHEDULE 3.3.6, the Company shall have no Liabilities related to the Business.

            3.3.10. TAXES AND TAX RETURNS. Except as set forth on SCHEDULE 3.3.10, (i) all material Returns required to be filed by the Company have been filed on a timely basis; (ii) all such Returns are true, correct, complete and accurate in all material respects; and (iii) any and all material Taxes required to be paid by the Company have been paid in full or adequately provided for in the Company's financial statements in accordance with GAAP. No extension of time within which to file any Return that has not been filed has been requested or granted. Except as set forth in
SCHEDULE 3.3.10, (i) no material claim has been made in writing by any federal, state, local or foreign Governmental Authority in connection with the Returns, (ii) there are no Actions for the assessment or collection of any material Taxes by any federal, state, local or foreign Governmental Authority pending or threatened in writing against the Company, (iii) there are no material deficiencies asserted against the Company by any federal, state, local or foreign Governmental Authority that have not been paid in full or adequately provided for in the Company's financial statements in accordance with GAAP, (iv) there are no material adjustments under Section 481 of the Code by reason of a change in accounting methods or otherwise that the Company is required to make, and (v) there are no written requests for information from any federal, state, local or foreign Governmental Authority relating to Taxes of the Company. No waivers of statutes of limitation with respect to the Returns have been given by or requested from the Company.

            3.3.11. PERMITS. SCHEDULE 3.3.11 identifies every license, permit, registration, authorization, approval, waiver, agreement, consent or other instrument (collectively, the "PERMITS") issued or given to, or (as and if indicated in such SCHEDULE 3.3.11) applied for or pending by, the Company (other than registration of Intellectual Property with the U.S. Patent and Trademark Office or comparable Governmental Authority in any jurisdiction other than the United States disclosed on SCHEDULE 3.3.16), and every agreement with any Governmental Authority (also a "PERMIT") entered into by the Company, which is in effect or has been applied for or is pending. The Permits constitute all licenses, permits, registrations, authorizations, approvals, waivers, agreements and consents which are required in order for the Company to conduct its business, including the Business, in a manner consistent with past practices. To the extent applicable, the Company is in full compliance with all such Permits and all such Permits are valid, fully paid and in full force and effect. None of the Stockholders nor the Company have received any notice that the Company is in default under any such Permit.

            3.3.12. EMPLOYEES AND EMPLOYEE BENEFIT PLANS. Except as set forth on SCHEDULE 3.3.12 and for the comptroller or other financial bookkeeper working at offices of the Company located at 201 Wolfs Lane, Pelham, New York 10803 (whose total annual compensation does not exceed $60,000), the Company has no employees. Except as set forth on SCHEDULE 3.3.12, the Company is not, and never has been, a party to, sponsor of or participant in any plans or agreements providing for any benefit or compensation to any current or former employee of the Company. The Company is not currently and has never been, a party to or subject to any collective bargaining agreement or other arrangement with any union.

            3.3.13. LITIGATION. Except as provided in SCHEDULE 3.3.13, there is no Action (whether or not the defense thereof or the liability thereunder is covered by any policy of insurance) pending or, to the best knowledge of any of the Stockholders, threatened, or any judgment levied against the Company, or pending or, to the best knowledge of any of the Stockholders, threatened, against any of the Stockholders that relates to the Company, questions the validity of this Agreement or the ability of any of the Stockholders to consummate the transactions contemplated hereby.

            3.3.14. COMPLIANCE WITH LAWS. The Company is not a party to, or bound by, any Governmental Order. The Company has conducted its business, including the Business, in compliance with all applicable Laws, Government Orders and Permits, and the Company is not in violation of, or delinquent in respect to, any Law or any Permit from any Governmental Authority to which the property, assets, personnel or business activities, including the Business, of the Company are subject; provided, however that no representation is made regarding whether DKI is in violation of, or delinquent in respect to, any Law or Permit from any Governmental Authority. Except as provided on SCHEDULE 3.3.14, the Company has not received any notice or other communication (whether oral or written) from any Governmental Authority or any other person regarding any actual, alleged, possible or potential violation of, or failure to comply with, any Law.

            3.3.15. TITLE TO ASSETS. The Company has good and marketable title to the assets referred to in SCHEDULES 3.3.6 and the Company's rights under the Contracts identified in SCHEDULE 3.3.6, free and clear of any Claims other than liens for Taxes not yet due and payable. The Company does not own or lease any real estate.

            3.3.16.   INTELLECTUAL PROPERTY.

            (i) Except with respect to typographical errors or similarly incorrect entries, the Company is the record owner of the Trademark applications and registrations as and to the extent set forth on SCHEDULE 3.3.16 (with the exception of (i) certain rights to the Donna Karan Name with respect to which Karan is the owner and the Company is the licensee pursuant to the Consent Agreement, (ii) recordation of certain assignments as reflected in
                  SCHEDULE 3.3.16 from Karan to the Company, (iii) the domain names listed on SCHEDULE 3.3.16 and (iv) those Trademark applications and registrations, if any, to be transferred pursuant to SECTIONS 4.1.8 and 7.5), free and clear of all pledges, charges (other than filing charges), escrows, rights of first refusal or first offer, transfer restrictions, liens, security interests (including assignments as security), and any other encumbrances placed, authorized, caused or incurred by the Company (except for (a) a security interest granted to DKS pursuant to Section 16 of the DK License Agreement, (b) a restriction on transfer of the Trademarks pursuant to Section 12.2 of the DK License Agreement and (c) liens for Taxes not yet due and payable). The Company has no obligation to pay any third party for the Company's rights to use or license such Trademarks. Except as set forth on SCHEDULE 3.3.16, all of (x) the Consent Agreement, (y) the DK License Agreement (assuming the due authorization, execution and delivery thereof by DKS) and (z) the Trademark Assignments have been validly executed and delivered by the respective parties thereto, constitute the legal, valid and binding obligations of each party thereto, and are in full force and effect, and there are no defaults under any of such agreements. The license granted to the Company pursuant to the Consent Agreement is a valid, exclusive, royalty-free, perpetual world-wide right to use the Donna Karan Name in accordance with the terms thereof.

            (ii) To the knowledge of the Stockholders, except with respect to typographical errors or similarly incorrect entries,
                  SCHEDULE 3.3.16 sets forth a complete and accurate list and summary description of all registered and pending applications for Intellectual Property owned or licensed by the Company (with the exception of commercial software generally available for purchase and use by the public). Except as disclosed on SCHEDULE 3.3.16, to the knowledge of Stockholders, with respect to those Trademarks which make up part of the Intellectual Property of the Company,
                  (t) the Company owns all right, title and interest in and to the registered Trademarks, (u) the Company and its licensees have the right to use the registered Trademarks in connection with the goods and/or services listed in the Trademark registrations, (v) all such Trademarks that are registered with the United States Patent and Trademark Office are currently in substantial compliance with all formal legal requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications), are valid and enforceable, and are not subject to any maintenance fees or taxes falling due within six (6) months after the date hereof, (w) no such Trademark is involved in any opposition, invalidation, or cancellation proceeding and no such action is threatened with respect to any of such Trademarks, (x) no Trademark is infringed or is subject to an Action, and, to the knowledge of the Stockholders, none of the Trademarks used by the Company infringes or, to the knowledge of the Stockholders, is alleged to infringe any trade name, trademark, or service mark of any third party, (y) except with respect to applications filed on an intent-to-use basis, to the knowledge of the Stockholders, since their respective application dates, the Trademarks DONNA KARAN NEW YORK, DKNY and DONNA KARAN CASHMERE MIST have been continually used in commerce in the United States so as not to render such Trademarks abandoned and, since their respective application dates, the Trademarks DONNA KARAN NEW YORK and DKNY have been continually used in commerce in Japan so as not to render such Trademarks abandoned and (z) the Company does not own any applied-for or registered Intellectual Property or license any Intellectual Property, all except as set forth on SCHEDULE 3.3.16 (with the exception of commercial software generally available for purchase and use by the public). Except as disclosed on SCHEDULE 3.3.16, to the knowledge of the Stockholders, there are no outstanding or threatened disputes against any of the Trademarks of the Company set forth on SCHEDULE 3.3.16.

            (iii) Purchaser acknowledges that (i) the use, maintenance and enforcement of the Intellectual Property has been managed by DKI and/or its subsidiaries (as the perpetual Licensee under the DK License Agreement) and its trademark counsel since June 3, 1996, (ii) information within the knowledge of DKI and its trademark counsel is not attributable to the knowledge of the Stockholders solely because such information is known by DKI or its trademark counsel and
                  (iii) information contained in the International WISS Searches for the Trademarks DK (T&T Ref. #75474113-51), DONNA KARAN (T&T Ref. #75474111-51), DKNY (T&T Ref. #75474112-51), in the International WISS Applicant Searches on GABRIELLE STUDIO (T&T Ref. #75474121-51) and DONNA KARAN (T&T Ref. #76303611-51), and in U.S. TM Portfolio Search for DONNA KARAN (T&T Ref. #76303621-
                  19), which has been received by the Company's Representatives shall not be attributable to the knowledge of Stockholders if not known to the Stockholders prior to the receipt on December 14, 2000 by the Stockholders' Representatives of such reports.

            3.3.17. BROKERS. Except for Credit Suisse First Boston, neither the Company nor any of the Stockholders has any agreement with any broker, finder or intermediary in connection with this Agreement or the transactions contemplated hereby, and is not committed to pay any brokers' or finders' fees or any similar fees in connection with the transactions contemplated hereby.

            3.3.18. QUALIFIED STOCK PURCHASE. The Company is and has been since January 1, 1990, an "S" corporation under Section 1361 of the Code (and comparable provisions of New York State law). Pursuant to the terms of this Agreement, the Company agrees to sell, and Purchaser agrees to purchase, stock of the Company representing at least 80% of the total vote and 80% of the total value of the outstanding stock of the Company as of the Closing Date for cash.

4.    CONDUCT PRIOR TO CLOSING.

      4.1. OBLIGATIONS OF THE STOCKHOLDERS. The following are the obligations of the Stockholders, made for the benefit of Purchaser, from and after the date hereof until the earlier of the Closing or a termination of this Agreement pursuant to SECTION 9 below:

            4.1.1. The Stockholders shall cause the Company to conduct the Business only in the usual and ordinary course and consistent with prudent industry and past practices, and shall comply fully with its obligations under the Consent Agreement and the License Agreement. Notwithstanding anything to the contrary contained in this SECTION 4, except for those items listed on SCHEDULE 3.3.9, the Stockholders shall cause the Company prior to Closing to transfer as promptly as practicable all of the Non-DKI Business, together with all of its associated assets and Liabilities, to the Stockholders or their Affiliates (and the Stockholders shall be entitled to remove from the Disclosure Schedules disclosures relating to the Non-DKI Business, to the extent that such disclosures are no longer true as result of Stockholders' transfer of the Non-DKI Business pursuant to this sentence, by written notice to Purchaser of such removal not less than 7 days prior to Closing (provided, that if any such transfer is effected less than 7 days prior to Closing, then the Stockholders shall be entitled to make such removal if the Stockholders deliver such written notice promptly following such transfer but in any event before Closing).

            4.1.2. Without the prior written consent of Purchaser and without limiting the generality of any other provision of this Agreement, the Stockholders shall cause the Company not to:

            (i)   amend the Company's Certificate of Incorporation or By-laws;

            (ii) authorize, issue or sell any Shares or other equity interests in the Company;

            (iii) place, authorize or cause or incur any Claim (other than a Claim for Taxes not yet due and payable) on any of its assets (whether tangible or intangible) related to the Business;

            (iv) enter into or amend, terminate or give notice of termination with respect to the DK License Agreement, the Consent Agreement, the Reserved Rights Agreement or the Trademark Assignments or waive any rights under DK License Agreement (except for such waivers that are undertaken in the ordinary course of business consistent with past practices), the Consent Agreement, the Reserved Rights Agreement or the Trademark Assignments; or

            (v) agree, undertake or become obligated to do any of the foregoing.

            4.1.3.   No Stockholder shall:

            (i) sell, dispose of or otherwise transfer any of the Shares held of record by such Stockholder except for certain transfers to his or her siblings, descendants or any trust formed under the laws of any state of the United States for the benefit solely of one or more of the Stockholders, their siblings and descendants for the purposes of income tax or estate planning ("PERMITTED TRANSFERS"), provided that (x) the Stockholders and the transferees of any such Permitted Transfer will continue to hold in aggregate all of the beneficial and economic interests in the Shares (even though legal title to the Shares may be held by trustees of the above-referenced trusts), (y) any transferee of a Permitted Transfer agrees to become bound by this Agreement as a "Stockholder" as if originally a party hereto with all of the obligations thereof (except that such transferee shall not be entitled to make any Permitted Transfer other than to the original Stockholders, the siblings of the original Stockholders, descendants of the original Stockholders or any trust formed under the laws of any state of the United States for the benefit solely of one or more of the original Stockholders, the siblings of the original Stockholders or descendants of the original Stockholders for the purposes of income tax or estate planning) and (z) any transferor of any Permitted Transfer continues to remain liable hereunder as if such Permitted Transfer has not occurred;

            (ii) place, incur or suffer any Claim on any of the Shares held of record by such Stockholder; or

            (iii) agree, undertake or become obligated to do any of the foregoing.

            4.1.4. At all times prior to Closing or the earlier termination of this Agreement pursuant to SECTION 9 below, the Stockholders shall cause the Company to (i) give to Purchaser's Representatives reasonable access during normal business hours to all of the properties, books, contracts, documents, records and personnel of the Company, provided that such examinations or other access shall not unreasonably interfere with the Company's operations and activities, (ii) furnish to Purchaser and such persons as Purchaser shall designate such information as Purchaser or such persons may at any time and from time to time reasonably request, and (iii) cooperate in all ways reasonably requested by Purchaser in its due diligence investigation of the Company.

            4.1.5. From and after the date hereof until the termination of this Agreement pursuant to SECTION 9 below, each Stockholder will not, and will cause the Company not to and will use reasonable best efforts to cause the Stockholders' and the Company's respective Representatives not to, directly or indirectly, (i) initiate, solicit or knowingly encourage (including by way of furnishing information or assistance), or take any other action to facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal, (ii) enter into any agreement contemplating an Acquisition Proposal, (iii) maintain or continue discussions or negotiations with any person or entity in furtherance of such inquiries or for the purpose of obtaining an Acquisition Proposal, (iv) agree to or endorse any Acquisition Proposal, (v) without the prior written consent of Purchaser, amend the DK License Agreement or (vi) release any third party from any standstill or confidentiality agreement, or waive or amend any provision thereof, to which it is a party relating to the Shares; provided, however, that with respect to any of (i) through (iv) hereof, nothing set forth herein shall limit or prohibit the ability of a Stockholder who is a director or officer of DKI to participate in discussions with the members of the DKI Board of Directors and DKI's Representatives if such Stockholder determines, after taking into account the advice of his or her counsel, that failing to so act would reasonably be expected to constitute a breach of his or her fiduciary duty as a director or officer of DKI. The Stockholders shall notify Purchaser orally, as promptly as practicable, of all of the relevant details relating to, and all material aspects of (including the identity of the person or entity making such inquiry or proposal), all oral or written inquiries and proposals which any Stockholder or the Company or any of their respective Representatives may receive relating to any of such matters and, if such inquiry or proposal is in writing, the Stockholders shall deliver to Purchaser a copy of such inquiry or proposal as promptly as practicable; provided, however, that no such disclosure or delivery of such copy shall be required if it would reasonably be expected to constitute a breach of their fiduciary duty as directors or officers of DKI (as reasonably determined by such Stockholders after taking into account the advice of their counsel). Nothing in this SECTION 4.1.5 shall permit the Company or any of the Stockholders to enter into any agreement with the purpose of effectuating any Acquisition Proposal prior to the termination of this Agreement pursuant to SECTION 9 below. The Stockholders shall immediately cease and cause to be terminated any existing solicitation, initiation, encouragement, activity, discussion or negotiation with any parties conducted heretofore by the Stockholders, the Company or any Representatives with respect to any Acquisition Proposal existing on the date hereof.

            4.1.6. The Stockholders shall cause the Company to provide to DKS the notice required pursuant to Section 14.1(b) of the DK License Agreement in connection with this Agreement and the transactions contemplated hereby.

            4.1.7. Except as otherwise set forth in SECTION 7.5, Karan shall transfer and convey to the Company, and cause any of her Affiliates (if applicable) to transfer and convey to the Company, for only such consideration as can be and is satisfied and discharged in full by the Company prior to the Closing Date, all Intellectual Property owned by Karan or her Affiliates (if applicable) if and to the extent that Karan has not fully complied with her obligations pursuant to the DK License Agreement, the Consent Agreement, or the Trademark Assignments, or any other contractual obligation relating to such Intellectual Property, to have so transferred and conveyed such Intellectual Property to the Company.

            4.2. OBLIGATIONS OF PURCHASER. Purchaser agrees to use its best efforts to make promptly a proposal to the Board of Directors of DKI for a DKI Transaction, which proposal will include a per share price no less than that which Purchaser advised the Stockholders it was including in its proposal letter of even date herewith immediately prior to the execution hereof and to negotiate in good faith with the Board of Directors of DKI with respect to such proposal with a view toward entering into an agreement pertaining thereto as promptly as practicable; provided, however, that in no event shall Purchaser be obligated to (or be deemed to have failed to use best efforts in the event Purchaser fails to) increase the consideration set forth in any such proposal. If Purchaser has not entered into a definitive agreement with DKI for the DKI Transaction on or before the Determination Date, Purchaser hereby agrees that for a period of one year from the earlier of the Determination Date or the date on which DKI or Purchaser publicly announces that such negotiations have been terminated, Purchaser will not and will cause its Affiliates not to solicit, offer to effect or actually effect, negotiate with, or make in writing any statement or proposal, either alone or in concert with others, to the Board of Directors of DKI, to any director or officer of DKI or to any stockholder of DKI or make any public announcement or proposal or offer whatsoever (including any "solicitation" of "proxies" as such terms are defined or used in Regulation 14A of the Securities Exchange Act of 1934, as amended) with respect to (i) any form of business combination or similar transaction with DKI, including a merger or a tender or exchange offer, (ii) any form of restructuring or similar transaction of DKI, or (iii) any purchase of any common stock of DKI or rights to acquire any common stock of DKI, in each of the cases referred to in clauses (i) - (iii), involving an offer price per share of DKI common stock that is less than the highest price per share of DKI common stock (the "HIGHEST OFFER PRICE") offered in any definitive formal offer (authorized by LVMH) presented by Purchaser to the Board of Directors of DKI during the course of the negotiations engaged in between Purchaser and the DKI Board of Directors pursuant to this SECTION 4.2; provided, however, that Purchaser may take any of the foregoing actions with respect to any purchase or acquisition, either alone or in concert with others, of any shares of capital stock of DKI from an accredited investor in any transaction other than (x) a tender offer (as such term is used in the Securities Exchange Act of 1934, as amended) or
(y) a transaction executed on a national securities exchange or on an automated quotation system (provided that any "block" transactions that are transacted off-exchange and subsequently reported on a national securities exchange or the consolidated reporting system shall not be deemed executed on a national securities exchange or on an automated quotation system). On the Determination Date, Purchaser shall notify the Stockholders of the Highest Offer Price. The parties hereby acknowledge and agree that (x) DKI shall be a third party beneficiary of this SECTION 4.2, and (y) in the event DKI shall waive the provisions of this SECTION 4.2, then the Stockholders shall automatically, without further action, and shall be deemed, also to have waived the provisions of this SECTION 4.2.

            4.3. JOINT OBLIGATIONS. The following shall apply with equal force to each of the Stockholders and Purchaser and shall be an obligation owed by each respective party to every other party:

            4.3.1. No party shall willfully perform any act which, if performed, or omit to perform any act which, if omitted to be performed, would prevent the performance of this Agreement by any party hereto or which would result in any representation or warranty herein contained of said party being untrue in any material respect.

            4.3.2. Each of the parties hereto shall promptly give every other party written notice of the existence or occurrence of any condition which would make any representation or warranty herein contained of any party untrue or which might reasonably be expected to prevent the consummation of the transaction contemplated hereby.

            4.3.3. Each of the Stockholders and Purchaser shall file or cause to be filed with the United States Federal Trade Commission ("FTC") and the Antitrust Division of the United States Department of Justice (the "ANTITRUST DIVISION") any notification required to be filed by the "ultimate parent" of the Company or Purchaser, respectively, under the HSR Act and the rules and regulations promulgated thereunder with respect to the transactions contemplated in this Agreement. Such parties will use all reasonable efforts to make such filings promptly and to respond on a timely basis to any requests for additional information made by either of such agencies. Each of the parties hereto agrees to furnish the other with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and its Affiliates and their respective Representatives, on the one hand, and the FTC, the Antitrust Division or any other Governmental Authority or members or their respective staffs, on the other hand, with respect to this Agreement and the transactions contemplated thereby, other than personal financial information filed therewith.

      4.4. MUTUAL ACKNOWLEDGMENTS. In executing this Agreement, the Stockholders have acted in their capacities as owners of the Company, and not with the purpose or effect of changing or influencing the control of DKI, nor in connection with or as a participant in any transaction having such purpose or effect (other than pursuant to a transaction approved by the Board of Directors of DKI). The parties agree that the Stockholders have reserved all of their respective rights with respect to, and have no agreement, arrangement or understanding with Purchaser relating to, any shares of DKI. Without limiting the generality of the foregoing, the Stockholders shall be free, subject to applicable securities laws, to acquire or dispose of any additional shares of common stock of DKI in their sole discretion.

      4.5. OBLIGATIONS OF LVMH. LVMH Moet Hennessy Louis Vuitton S.A. ("LVMH") shall cause Purchaser to comply with all of its obligations under this Agreement (including those indemnification obligations set forth in SECTION 8.3).

5.    CONDITIONS TO CLOSING.

      5.1. CONDITIONS TO THE STOCKHOLDERS' OBLIGATIONS. The obligation of each of Stockholders to consummate and close the transactions contemplated hereby is subject to the fulfillment of all of the following conditions on or prior to the Closing Date (unless satisfaction of any such condition is expressly waived in writing by all of the Stockholders, or unless any of the Stockholders causes a condition set forth in any of SECTION 5.1.2 through SECTION 5.1.4 not to be satisfied). Upon the non-fulfillment of any of the following conditions, this Agreement may, at the Stockholders' option, be terminated pursuant to and with the effect set forth in SECTION 9.

            5.1.1. Each and every representation and warranty made by Purchaser shall have been true and correct when made and shall be true and correct as if originally made on and as of the Closing Date except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "material adverse effect" set forth therein) does not have and is not reasonably likely to have, individually or in the aggregate, a material adverse effect on Purchaser or the Company.

            5.1.2. All obligations of Purchaser to be performed hereunder prior to the Closing Date shall have been performed in all material respects.

            5.1.3. No Action shall have been instituted or pending by any Governmental Authority on any grounds to restrain, enjoin or hinder, or to seek a material amount of damages on account of, the consummation of the transactions contemplated hereby.

            5.1.4. The waiting period (and any extension thereof) applicable to the transaction contemplated by this Agreement under the HSR Act, if applicable, shall have expired or been terminated.

            5.1.5. Purchaser shall be prepared to deliver to the Stockholders all of the instruments, documents and considerations described in SECTION 6.2, and the form and substance of all such deliveries shall be reasonably satisfactory in all respects to the Stockholders and their counsel.

      5.2. CONDITIONS TO PURCHASER'S OBLIGATIONS. The obligation of Purchaser to close the transactions contemplated hereby is subject to the fulfillment of all of the following conditions on or prior to the Closing Date (unless satisfaction of any such condition is expressly waived in writing by Purchaser or unless Purchaser causes such condition not to be satisfied). Upon the non-fulfillment of any of the following conditions, this Agreement may, at Purchaser's option, be terminated pursuant to and with the effect set forth in SECTION 9.

            5.2.1. Each and every representation and warranty made by the Stockholders shall have been true and correct when made and shall be true and correct as if originally made on and as of the Closing Date except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "material adverse effect" set forth therein) (i) does not have and is not reasonably likely to have a material adverse effect on the Company and (ii) does not have and is not reasonably likely to have an effect (other than a de minimus effect) on the ability of any Stockholders to consummate the transactions contemplated by this Agreement; provided that a breach or breaches of the first sentence of paragraph (i) of SECTION 3.3.16 shall be deemed to have or be reasonably likely to have a material adverse effect on the Company only if the Damages therefrom exceed U.S.$7,500,000.

            5.2.2. All obligations of each of the Stockholders to be performed hereunder prior to the Closing Date shall have been performed in all material respects.

            5.2.3. From the date hereof until the Closing Date, no event shall have occurred which is reasonably likely to have a material adverse effect on DKI or the Company.

            5.2.4. No Action shall have been instituted or pending by any Governmental Authority on any grounds to restrain, enjoin or hinder, or to seek a material amount of damages on account of, the consummation of the transaction contemplated hereby.

            5.2.5. The waiting period (and any extension thereof) applicable to the transaction contemplated by this Agreement under the HSR Act, if applicable, shall have expired or been terminated.

            5.2.6. The Stockholders shall be prepared to deliver to Purchaser all of the instruments, documents and considerations described in
SECTION 6.3, and the form and substance of all such deliveries shall be reasonably satisfactory in all respects to Purchaser and its counsel.

6.    CLOSING.

      6.1. FORM OF DOCUMENTS. At the Closing, the parties shall deliver the documents, and shall perform the acts, which are set forth in this SECTION
6. All documents which any of the Stockholders shall deliver shall be in form and substance reasonably satisfactory to Purchaser and Purchaser's counsel. All documents which Purchaser shall deliver shall be in form and substance reasonably satisfactory to the Stockholders and their counsel.

      6.2. PURCHASER'S DELIVERIES. Subject to the fulfillment or written waiver of the conditions set forth in SECTION 5.2, Purchaser shall execute and/or deliver to the Stockholders all of the following:

            6.2.1. The Initial Purchase Price in the aggregate, payable to each such Stockholder in accordance with its respective Stockholder's Proportionate Interest, by wire transfer of immediately available funds to the account directed by such Stockholder;

            6.2.2. A copy of the Certificate of Incorporation of Purchaser and a certificate of good standing (long-form) of Purchaser, in each case issued not earlier than two (2) days prior to the Closing Date by the Secretary of State of Delaware, together with a copy of the By-laws of Purchaser, certified as true and complete by an officer of Purchaser and dated as of the Closing Date;

            6.2.3. A copy of the resolutions of the board of directors of Purchaser authorizing the execution, delivery and performance of this Agreement by Purchaser, and any other document delivered by Purchaser hereunder, certified as true and complete, and in full force and effect, by an officer of Purchaser and dated as of the Closing Date;

            6.2.4. An incumbency certificate(s) with respect to the officers of Purchaser executing this Agreement, and any other document delivered hereunder, on behalf of Purchaser; and

            6.2.5. A closing certificate(s) executed by the President of Purchaser and the Secretary of Purchaser (or any other officer of Purchaser authorized to do so), on behalf of Purchaser, pursuant to which Purchaser certifies to the fulfillment of the conditions set forth in SECTIONS 5.1.1 and 5.1.2, and that all documents to be executed and delivered by Purchaser at the Closing have been executed by duly authorized officers of Purchaser, as the case may be.

      6.3. DELIVERIES OF THE STOCKHOLDERS. Subject to the fulfillment or written waiver of the conditions set forth in SECTION 5.1, the Stockholders shall execute and/or deliver to Purchaser all of the following:

            6.3.1. Certificates evidencing all of Shares, properly endorsed by the Stockholders, accompanied by such stock powers and other documents as may be necessary (or reasonably requested by Purchaser) to transfer record ownership of such Shares into Purchaser's name on the stock transfer books of the Company;

            6.3.2. A certified copy of the Company's Certificate of Incorporation and certificate of existence for the Company, in each case issued not earlier than two (2) days prior to the Closing Date by the Secretary of State of the State of New York, together with a copy of the By-laws of the Company, certified as true and complete by an officer of the Company and dated as of the Closing Date;

            6.3.3. A copy of the Trust Agreement of the Trust, certified as true and complete by the trustee of the Trust and dated as of the Closing Date;

            6.3.4. A closing certificate duly executed by each of the Stockholders pursuant to which each such party certifies to the fulfillment of the conditions set forth in SECTIONS 5.2.1 and 5.2.2, and that all documents to be executed and delivered by any of them at the Closing have been executed by the Stockholders or the trustee thereof in the case of the Trust;

            6.3.5. Resignations of each of the officers and directors of the Company, duly executed by such person; and

            6.3.6. A legal opinion from counsel to the Trust and any other Stockholder that is a trust as to the due existence and good standing of such trust under the laws of the state of its formation, such trust's power and authority to execute this Agreement and to consummate the transactions contemplated hereby, and the legality, validity and enforceability of this Agreement and the documents delivered pursuant hereto against such trust.

7.    ADDITIONAL AGREEMENTS.

      7.1. PAYMENT OF BROKERS FEES. The Stockholders (and not the Company) shall be responsible for and shall pay the fees and other charges of Credit Suisse First Boston related to this Agreement and the transactions contemplated hereby. Purchaser shall be responsible for and shall pay the fees and other charges of Goldman, Sachs & Co. related to this Agreement and the transactions contemplated hereby.

      7.2. CONFIDENTIALITY; PUBLIC ANNOUNCEMENTS. None of the parties hereto shall disclose any of the business terms of this transaction without the written consent of the other parties, except, on a need to know basis, to its professional advisors and except insofar as such disclosure may be required by applicable Law (including the securities Laws, including with respect to any Schedule 13D filed by certain Stockholders and any amendment thereto), or by existing obligations pursuant to any listing agreement with any securities exchange on which the shares of any party (or a Controlling direct or indirect parent of such party) are listed. Promptly following the Closing, the parties hereto shall issue a joint press release in a form reasonably satisfactory to each of the parties.

            7.3. TAX ELECTIONS. Each of Purchaser and the Stockholders shall (a) make an election under Code Section 338(h)(10) (the "SECTION 338(H)(10) ELECTION") (and any comparable election under applicable state, local or foreign law) with respect to the acquisition of the Company by Purchaser and (b) cooperate fully with the other in the making of such elections. Within thirty (30) days following the Closing Date, Purchaser shall deliver to the Stockholders for their review and approval, a schedule of the allocation of the purchase price (as determined under Section 338 of the Code and the Treasury Regulations thereunder) among the assets of the Company in the manner prescribed under Section 338 of the Code and the Treasury Regulations promulgated thereunder (the "ALLOCATION SCHEDULE"). If the Stockholders and Purchaser are unable to agree upon an Allocation Schedule within sixty (60) days following the Closing Date, the parties shall promptly retain a mutually acceptable accounting firm (which shall be one of the Big Five firms who is not the regular firm of accountants for either Purchaser or any of the Stockholders or DKI (a "QUALIFIED ACCOUNTANT")) to produce an Allocation Schedule as soon as practicable, but in no event later than 120 days after the Closing Date. The Stockholders and Purchaser shall share equally the costs of the accounting firm incurred in connection with such Allocation Schedule. The Stockholders and Purchaser shall (i) be bound by the Allocation Schedule (as agreed by the Stockholders and Purchaser or as prepared by the Qualified Accountants, as the case may be) and shall take no position inconsistent with the Allocation Schedule for any Tax purpose, including any audit or judicial or administrative proceeding and (ii) prepare and file all Returns and determine all Taxes in a manner consistent with the Allocation Schedule. In particular and not by way of limitation, in order to effect the Section 338(h)(10) Election, within 150 days after the Closing Date, Purchaser and the Stockholders shall (a) jointly execute necessary copies of Internal Revenue Service Form 8023 and all attachments required to be filed therewith pursuant to applicable Treasury Regulations and (b) file such Form 8023 with the Internal Revenue Service in a timely manner.

      7.4.  TAX MATTERS.

            7.4.1.   TAX RETURNS.  Except as otherwise provided in this
SECTION 7.4:

            (i) The Stockholders shall file or cause to be filed when due all Returns that are required to be filed by or with respect to the Company for taxable years or periods ending on or before the Closing Date and shall remit (or cause to be remitted), any Taxes due in respect of such Returns. Purchaser shall pay to the Stockholders the Excluded Taxes (as hereinafter defined) which are payable with any such Return upon the written request of the Stockholders, setting forth in detail the computation consistent with past practices of the amount owed no later than two days prior to the date such Return is due to be filed, taking into account any valid extensions (the "DUE DATE").

            (ii) The Purchaser shall file or cause to be filed when due all Returns that are required to be filed by or with respect to the Company for taxable years or periods ending after the Closing Date, provided that any Straddle Period Return be filed consistent with past practices, and Purchaser shall remit (or cause to be remitted) any Taxes due in respect of such Returns.

                  (1) Any Return required to be filed by Purchaser relating
            to any taxable year or period beginning on or before and ending after the Closing Date (the "STRADDLE PERIOD") shall be submitted (with copies of any relevant schedules, work papers and other documentation then available) to the Stockholders for their approval not less than 30 days prior to the Due Date for the filing of such Return, which approval shall not be unreasonably withheld.

                  (2) The Stockholders shall pay to Purchaser the Taxes for
            which the Stockholders are liable (pursuant to SECTION 7.4.4) but which are payable with any Return to be filed by Purchaser with respect to any Straddle Period upon the written request of Purchaser, setting forth in detail the computation of the amount owed, no later than two days prior to the Due Date.

            7.4.2.   TAX INDEMNIFICATION.

            (i) The Stockholders shall, during the Tax Indemnification Period, indemnify and hold Purchaser harmless from and against the following: (1) any liability for Taxes imposed on the Company for any taxable year or period that ends on or before the Closing Date (including Taxes attributable to the Section 338(h)(10) Election) and, with respect to any Straddle Period, the portion of such Straddle Period deemed to end on and include the Closing Date (as determined pursuant to SECTION 7.4.4); (2) any liability for a breach of the representations in SECTION
                  3.3.18 (to the extent not payable pursuant to subsection
                  (1) hereof); and (3) Transfer Taxes; provided, however, that the Stockholders shall not be liable for and shall not indemnify Purchaser for one-half of Taxes imposed on the Company by New York State or a locality therein that are attributable to the Section 338(h)(10) Election (as such, the "EXCLUDED TAXES");

            (ii) Purchaser shall, during the Tax Indemnification Period, indemnify and hold the Stockholders harmless from and against the following: (1) Taxes imposed on the Company for any taxable year or period that begins after the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period beginning after the Closing Date (determined pursuant to SECTION 7.4.4); and
                  (2) Excluded Taxes; provided, however, that Purchaser shall not be liable for and shall not indemnify the Stockholders for Transfer Taxes;

            (iii) For purposes hereof, the term "TAX INDEMNIFICATION
                  PERIOD" shall mean, with respect to any obligation with respect to Taxes payable by any party pursuant to THIS
                  SECTION 7.4 (including any Tax-Related Payment), the period commencing on the Closing Date and ending on the sixtieth (60th) day (the "TAX INDEMNIFICATION CUT-OFF DATE") following the expiration of the applicable statute of limitations with respect to such obligation for Taxes; provided, however, that the Tax Indemnification Period shall be automatically extended with respect to any and all Taxes for which a Tax Indemnification Notice has been delivered prior to the Tax Indemnification Cut-Off Date, until the date upon which the Tax-Related Payment, if any, has been determined and made in accordance with the provisions of SECTION 7.4.11 hereof.

            7.4.3. TRANSFER TAXES. All excise, sales, use, transfer (including real property transfer or gains), stamp, documentary, filing, recordation and other similar taxes, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties resulting directly from the transactions contemplated by this Agreement (the "TRANSFER TAXES"), shall be borne by the Stockholders. Notwithstanding any other provision of this SECTION 7.4, any Returns that must be filed in connection with Transfer Taxes shall be prepared and filed when due by the party primarily or customarily responsible under the applicable local Law for filing such Returns, and such party shall provide such Returns to the other party for review at least ten days prior to the Due Date for such Returns and shall file those Returns only with the consent of such other party, which consent shall not be unreasonably withheld.

            7.4.4.   COMPUTATION OF TAX LIABILITIES.

            (i) To the extent permitted or required by Law or administrative practice, the taxable year of the Company which includes the Closing Date shall be treated as closing on (and including) the Closing Date. For purposes of apportioning between the Stockholders and Purchaser the Taxes for a Straddle Period (which is not treated under the immediately preceding sentence as closing on the Closing Date), such Taxes shall be apportioned between the period deemed to end at the close of the Closing Date and the period beginning the day after the Closing Date on the basis of an interim closing of the books, except that Taxes imposed on a periodic basis (such as real property Taxes) shall be allocated on a daily basis.

            (ii) In determining the Stockholders' liability for Taxes pursuant to this Agreement, the Stockholders shall be credited with the amount of estimated Taxes paid by or on behalf of the Company prior to the Closing. To the extent that the Stockholders' liability for Taxes for a taxable year or period is less than the amount of estimated Taxes previously paid by or on behalf of the Company with respect to all or a portion of such taxable year or period, Purchaser shall pay the Stockholders the difference, no later than two days prior to the Due Date, of the Returns relating to such Taxes.

            7.4.5.   CONTEST PROVISIONS.

            (i) Each of Purchaser, on the one hand, and the Stockholders, on the other hand (the "RECIPIENT"), shall notify the other party in writing within 15 days of receipt by the Recipient of written notice of any pending or threatened audits, notice of deficiency, proposed adjustment, assessment, examination or other administrative or court proceeding, suit, dispute or other claim (a "TAX CLAIM") which could affect the liability for Taxes of such other party. If the Recipient fails to give such prompt notice to the other party, it shall not be entitled to indemnification for any Taxes arising in connection with such Tax Claim if and to the extent that such failure to give notice materially and adversely affects the other party's right to participate in the Tax Claim.

            (ii) The Stockholders shall have the sole right to represent the Company's interests in any Tax Claim relating to taxable periods ending on or before the Closing Date. The Stockholders and Purchaser shall have joint control with respect to representation of the Company's interests in any Tax Claim relating to a Straddle Period unless such Tax Claim relates solely to one portion of the Straddle Period or the other and only one party is responsible for all Taxes relating to such Tax Claim, in which instance such party shall control the defense of such Tax Claim. Without implication that the contrary would otherwise be true, Purchaser shall have the sole right to represent the Company's interests in any Tax Claim relating to taxable periods beginning after the Closing Date. None of Purchaser, any of its Affiliates, or the Company may settle or otherwise dispose of any Tax Claim for which the Stockholders may have a liability under this Agreement, or which may result in an increase in the Stockholders' liability under this Agreement, without the prior written consent of the Stockholders, which consent may be withheld in the sole discretion of the Stockholders, unless Purchaser fully indemnifies the Stockholders in writing with respect to such liability in a manner satisfactory to the Stockholders. None of the Stockholders or any of their respective Affiliates may settle or otherwise dispose of any Tax Claim for which Purchaser may have a liability under this Agreement, or which may result in an increase in Purchaser's liability under this Agreement, without the prior written consent of Purchaser, which consent may be withheld in the sole discretion of Purchaser, unless the Stockholders fully indemnify Purchaser in writing with respect to such liability in a manner satisfactory to Purchaser.

            7.4.6.   REFUNDS.

            (i) Any Tax refund (including any interest in respect thereof) received by Purchaser or the Company, and any amounts credited against Tax to which Purchaser or the Company becomes entitled (including by way of any amended Returns) that relate to any taxable period, or portion thereof, ending on or before the Closing Date and that relate solely to the Company (and not Purchaser or its Affiliates) or the Stockholders shall be for the account of the Stockholders, and Purchaser shall pay over to the Stockholders any such refund or the amount of any such credit within five days after receipt or entitlement thereto. Any Tax refund (including any interest in respect thereof) received by the Stockholders, and any amounts credited against Tax to which the Stockholders become entitled (including by way of any amended Returns) that relate to any taxable period, or portion thereof, beginning after the Closing Date and that relate solely to the Company, Purchaser or their respective Affiliates shall be for the account of Purchaser, and the Stockholders shall pay over to Purchaser any such refund or the amount of any such credit within five days after receipt or entitlement thereto. For purposes of this
                  SECTION 7.4.6, where it is necessary to apportion a refund or credit between Purchaser and the Stockholders for a Straddle Period, such refund or credit shall be apportioned between the period deemed to end at the close of the Closing Date, and the period deemed to begin at the beginning of the day following the Closing Date on the basis of an interim closing of the books, except that refunds or credits of Taxes imposed on a periodic basis (e.g., real property Taxes) shall be allocated on a daily basis.

            (ii) The Purchaser shall use its reasonable best efforts to cooperate, and cause the Company to use its reasonable best efforts to cooperate, in obtaining any refund that the Stockholders reasonably believe should be available, including through filing appropriate forms with the applicable taxing authorities. Any out-of-pocket expense incurred by Purchaser or the Company in connection with such activities shall be reimbursed by the Stockholders within ten (10) days of written notice by Purchaser or the Company of such expense.

            7.4.7. RESOLUTION OF ALL TAX-RELATED DISPUTES. In the event that the Stockholders and Purchaser cannot agree on the calculation of any amount relating to Taxes or the interpretation or application of any provision of this Agreement relating to Taxes, such dispute shall be resolved by a Qualified Accountant, whose decision shall be final and binding upon all persons involved and whose expenses shall be shared equally by the Stockholders and Purchaser.

            7.4.8. POST-CLOSING ACTIONS WHICH AFFECT THE STOCKHOLDERS' LIABILITY FOR TAXES.

            (i) Purchaser shall not permit the Company to take any action after the Closing Date which could increase the Stockholders' liability for Taxes (including any liability of the Stockholders to indemnify Purchaser for Taxes pursuant to this Agreement). The Stockholders shall not take any action after the Closing Date, which could increase Purchaser's or the Company's liability for Taxes (including any liability of Purchaser to indemnify the Stockholders for Taxes pursuant to this Agreement).

            (ii) Purchaser shall not (and shall not cause or permit the Company to) amend, refile or otherwise modify any Return relating in whole or in part to the Company with respect to any taxable year or period ending on or before the Closing Date (or with respect to any Straddle Period) without the prior written consent of the Stockholders, which consent may be withheld in the reasonable good faith discretion of the Stockholders.

            7.4.9. ASSISTANCE AND COOPERATION. After the Closing Date, each of the Stockholders and Purchaser shall:

            (i) timely sign and deliver such certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce), or file Returns or other reports with respect to Transfer Taxes;

            (ii) assist the other party in preparing any Returns which such other party is responsible for preparing and filing in accordance with this SECTION 7.4;

            (iii) cooperate fully in preparing for any audits of, or disputes with taxing authorities regarding, any Returns of the Company;

            (iv) make available to the other and to any taxing authority as reasonably requested in connection with any Return all information relating to any Taxes or Returns of the Company; and

            (v) furnish the other with copies of all correspondence received from any taxing authority in connection with any Tax audit or information request with respect to any such taxable period.

            7.4.10. ADJUSTMENT TO PURCHASE PRICE. For all Tax purposes, unless otherwise required by applicable Law, any payment by Purchaser or the Stockholders under this SECTION 7.4. shall be treated as an adjustment to the Purchase Price.

            7.4.11. TAX-RELATED INDEMNIFICATION PAYMENTS. Any and all payments required to be made pursuant to this SECTION 7.4 (each, a "TAX-RELATED PAYMENT") shall be paid by wire transfer of immediately available funds to the party seeking indemnification (a "TAX INDEMNIFIED PARTY") within fifteen (15) days of the date upon which the Tax Indemnified Party delivers to the party from whom indemnification is sought (a "TAX INDEMNIFYING PARTY") a notice in writing of its claim for indemnification for a Tax-Related Payment (the "TAX INDEMNIFICATION NOTICE"); provided however, that, if the Tax-Related Payment requested pursuant to the Tax Indemnification Notice is disputed as provided in this SECTION 7.4.11, such payment shall be due within fifteen (15) days following the applicable Tax Determination. Each Tax Indemnification Notice shall set forth, in reasonable detail, the computation, amount, and basis of the Tax-Related Payment, which computation shall be in accordance with the historical tax accounting practices of the Company. If (a) the Tax Indemnifying Party delivers, within fifteen (15) days of receipt of a Tax Indemnification Notice, written notice (a "TAX DISPUTE NOTICE") to the Tax Indemnified Party that the Tax Indemnifying Party disputes the amount of any Tax-Related Payment set forth in the applicable Tax Indemnification Notice and (b) the parties are, within fifteen (15) days of delivery of such Tax Dispute Notice, unable to resolve the dispute as to the Tax-Related Payment, the parties shall mutually retain a Qualified Accountant to resolve such dispute, the cost of which Qualified Accountant shall be borne equally by the parties and the conclusion of which Qualified Accountant as to the amount of the Tax-Related Payment (the "TAX DETERMINATION"), if any, shall be binding upon the parties. Any claim for a Tax-Related Payment by one party may be offset by a claim for a Tax-Related Payment by the other party, but only to the extent that the parties have delivered appropriate Tax Indemnification Notices therefor and no Tax Dispute Notices that remain unresolved have been delivered with respect thereto. The net Tax-Related Payment of any party shall be made in accordance with the terms of this
SECTION 7.4.11.

      7.5. INTELLECTUAL PROPERTY APPLICATIONS. In the event that there exist any applications to register any Intellectual Property in the name of Donna Karan or any of her Affiliates (if applicable) which are required to be assigned or transferred to the Company prior to the Closing pursuant to
SECTION 4.1.7 above and, pursuant to applicable law, such applications cannot be so assigned or transferred prior to the Closing, then immediately following such time as any registration is granted pursuant to any such application, Karan shall, and shall cause any of her Affiliates (if applicable), to take all actions necessary in order to assign or transfer the Intellectual Property included in such registrations to Purchaser after the Closing, with no additional consideration to be paid by Purchaser in connection therewith.

      7.6. FUTURE AGREEMENTS. Following the date hereof, the Stockholders and Purchaser shall negotiate in good faith and, beginning immediately following the time that the DKI Transaction is approved by the DKI Board of Directors, use their respective best efforts to enter into or adopt formal agreements, including the certificate of incorporation and bylaws (the "FORMAL GOVERNANCE AGREEMENTS"), with respect to the governance of DKI (or any successor thereof following consummation of the DKI Transaction) and related arrangements on the terms set forth on Annex A hereto (the "CONDITIONAL GOVERNANCE TERMS") and such other terms as the Stockholders and Purchaser may agree in writing, to become effective only upon consummation of the DKI Transaction or, in the case of the GS II Agreement (as defined in Annex A), as promptly as practicable but in no event more than 20 days following the Closing Date. If (i) the DKI Transaction is approved by the DKI Board of Directors, (ii) the DKI Transaction is consummated, and (iii) the Stockholders and Purchaser do not enter into and adopt all of the necessary Formal Governance Agreements prior to consummation of the DKI Transaction then the Stockholders and Purchaser hereby agree, without any further action by any of them, that DKI (or any successor thereof following consummation of the DKI Transaction) shall be governed pursuant to the Conditional Governance Terms. If the Stockholders and Purchaser (x) become governed by the Conditional Governance Terms on the Closing Date pursuant to the immediately preceding sentence and (y) do not thereafter enter into and adopt all of the necessary Formal Governance Agreements at any time prior to six months after Closing, then the parties agree to submit to a mediator ("MEDIATOR"), for binding mediation, selected by and pursuant to the rules of the American Arbitration Association (and the provisions of the last sentence hereto) and located in New York, New York, the determination of the form of the Formal Governance Agreements. The Mediator shall so determine the form of the Formal Governance Agreements (subject to the provisions of the last sentence hereof), which determination shall be made no later than six (6) months following his selection, and his determination shall be final and non-appealable. After the Mediator so determines the form of the Formal Governance Agreements, each of the parties hereto shall execute and deliver such Formal Governance Agreements to the other parties hereto. Anything to the contrary herein notwithstanding, the Mediator shall (1) be an attorney with over 20 years experience in corporate transactions, (2) in so determining the form of any Formal Governance Agreement, agree to accept all those provisions of such Formal Governance Agreement which all of the parties hereto confirm in writing to the Mediator have already been agreed upon, (3) determine the form of those provisions of the Formal Governance Agreements not otherwise agreed upon by the parties hereto based upon the intent and agreement of parties as evidenced by (I) the Conditional Governance Terms (which shall in any case be deemed part of such agreement), (II) any drafts of Formal Governance Agreements which may have been circulated among the parties,
(III) interviews with the parties and their representatives, (IV) form and custom in other comparable transactions, (V) what is reasonable under the circumstances, and (VI) such other information that the Mediator may reasonably deem relevant to making such determination, and (4) to the extent not otherwise inconsistent with the prior clauses of this sentence, be bound by the rules of the American Arbitration Association regarding mediation.

      7.7. NET WORTH STATEMENTS. The Stockholders shall deliver to Purchaser, no later than forty-five (45) days after each of December 31, 2001 and December 31, 2002, a letter (the "NET WORTH STATEMENT") from their accountant, Mahoney Cohen & Company CPA, P.C. (or another accounting firm of at least comparable reputation), stating that the aggregate net worth (as determined in accordance with GAAP) of the Stockholders is at least U.S.$50 million, or, if less, the extent to which the aggregate net worth (as determined in accordance with GAAP) is less than U.S.$50 million (the "SHORTFALL"). If the Stockholders fail to deliver the Net Worth Statement within the time period set forth in this SECTION 7.7, the Shortfall shall be deemed to be U.S.$50 million. In the event that there is a Shortfall, the Stockholders shall deposit an amount equal to such Shortfall with a U.S. bank with at least U.S.$1 billion in assets as escrow agent. The Stockholders and Purchaser shall enter into an escrow agreement, governing the terms of such deposit, reasonably acceptable to each, which escrow agreement shall provide for release of all or part of the escrowed amount
(i) to Purchaser in the event that Purchaser makes a successful claim for indemnification pursuant to SECTION 8 of this Agreement and (ii) to the extent not previously released to Purchaser, to the Stockholders (a) on the second anniversary of the Closing Date or (b) upon the pledge of capital stock contemplated by the terms of Annex A.

8.    INDEMNIFICATION.

      8.1. GENERAL. Except as set forth herein, from and after the Closing, the parties shall indemnify each other as provided in this SECTION 8; provided, however, that no Indemnified Party shall be indemnified for any Claim regarding Taxes pursuant to this SECTION 8, but shall instead be indemnified as provided in and pursuant to the terms of SECTION 7.4. No specifically enumerated indemnification obligation with respect to a particular subject matter as set forth below shall limit or affect the applicability of a more general indemnification obligation as set forth below with respect to the same subject matter. The representations, warranties, covenants and obligations in this Agreement, including any exhibits, annexes, or Disclosure Schedules attached hereto, will survive in accordance with the terms set forth in SECTION 8.7. The right to indemnification and payment of Damages or any other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant, or obligation. Except as set forth in this Agreement, including in SECTION 9.2.1, the waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, the payment of Damages, or any other remedy based on such representations, warranties, covenants and obligations. For the purposes of this SECTION 8 but subject to SECTION 9.2.1, each party shall be deemed to have remade all of its representations and warranties contained in this Agreement at the Closing with the same effect as if originally made at the Closing. Any representation or warranty made at Closing shall be breached if untrue on the Closing Date regardless of whether such breach constitutes a failure of condition set forth in SECTION 5.2.1 to Purchaser's obligation to consummate the transactions contemplated hereby or a failure of condition set forth in SECTION 5.1.1 to the Stockholders' obligation to consummate the transactions contemplated hereby.

      8.2. INDEMNIFICATION OBLIGATIONS OF THE STOCKHOLDERS. Except as set forth herein (including SECTION 8.7.1 and SECTION 8.7.2), each of the Stockholders (as such, an "INDEMNIFYING PARTY") shall jointly and severally defend, indemnify, save and keep Purchaser and its Affiliates, officers, directors, agents, attorneys, accountants, and employees, and each of their successors and permitted assigns ("PURCHASER INDEMNITEES"), harmless against and from all Damages asserted, sustained or incurred by any Purchaser Indemnitee, as a result of or arising out of or by virtue of:

            8.2.1. Any breach of any representation or warranty (including the references to the Disclosure Schedule set forth herein) made by any of the Stockholders to Purchaser in SECTION 3.3 hereof (other than SECTION
3.3.10 and SECTION 3.3.18).

            8.2.2. Any breach of, or failure to perform, any of the covenants or obligations of the Stockholders under this Agreement to be performed by any of them (including their obligations under this SECTION
8).

      8.3. PURCHASER'S INDEMNIFICATION COVENANTS. Except as set forth herein (including in SECTION 8.7.1 and SECTION 8.7.2), Purchaser (as such, an "INDEMNIFYING PARTY") shall defend, indemnify, save and keep the Stockholders and each of their Affiliates, officers, directors, agents, attorneys, accountants and employees and each of their successors and permitted assigns ("STOCKHOLDER INDEMNITEES"), harmless against and from all Damages asserted, sustained or incurred by any Seller Indemnitee, as a result of or arising out of or by virtue of:

           8.3.1. Any breach of any representation or warranty made by Purchaser to the Stockholders in SECTION 3.2 hereof.

            8.3.2. Any breach by Purchaser of, or failure by Purchaser to comply with, any of the covenants or obligations under this Agreement to be performed by Purchaser (including its obligations under this SECTION 8).

            8.3.3. Any Third Party Claim (a) by or on behalf of DKI, (b) by a stockholder of DKI that is (i) not a Stockholder or any of their respective Affiliates and (ii) not Purchaser or any of its Affiliates or (c) any person or entity (other than Purchaser or any of its Affiliates) that makes (between the date hereof and the earlier of (i) the consummation of the DKI Transaction or (ii) six (6) months following the abandonment by Purchaser (and/or its Affiliates) of its efforts to consummate the DKI Transaction) an Acquisition Proposal, against any of the Stockholders arising out of, based upon or relating to the negotiation, execution or performance of this Agreement, the actions required to be taken or prohibited to be taken by the Stockholders by the terms of this Agreement, or the DKI Transaction. Notwithstanding anything to the contrary contained herein, Purchaser shall not, and shall not be obligated to, indemnify, save or keep harmless any of the Stockholders for any intentional misstatement of material fact by such Stockholder in a press release or any document filed with the U.S.
Securities and Exchange Commission (the "SEC") in such Stockholder's capacity as a stockholder of DKI, or any omission by such Stockholder to state a fact that is necessary to make such a press release or other such a document filed with the SEC, in light of the circumstances in which they are made, not misleading or any failure to file any document with the SEC, in such Stockholder's capacity as a stockholder of DKI, when required to be filed.

      8.4. COOPERATION. Subject to the provisions of SECTION 8.6, the Indemnifying Party shall have the right, at its own expense, to participate in the defense of any Third Party Claim, and if said right is exercised, the parties shall cooperate in the investigation and defense of any such Third Party Claim.

      8.5. REQUIREMENTS AS TO CLAIMS. The Indemnifying Party shall not be entitled to require that any Action be brought against any other person before a Claim is made against it hereunder by the Indemnified Party.

      8.6. THIRD PARTY CLAIMS. Except as set forth in SECTION 7.4 for Claims regarding Taxes,

            8.6.1. Forthwith following the receipt of notice of a Third Party Claim, the party receiving the notice of the Third Party Claim shall
(i) notify the other party of the existence of such Third Party Claim, setting forth with reasonable specificity the facts and circumstances relating to the Third Party Claim of which such party is aware and (ii) if the party giving such notice is an Indemnified Party, specifying the basis hereunder upon which the Indemnified Party's claim for indemnification is asserted. The Indemnified Party (a) may, upon reasonable notice from the Indemnified Party, tender the defense of a Third Party Claim to the Indemnifying Party and (b) shall, upon reasonable notice from the Indemnifying Party, tender such defense to the Indemnifying Party.

            8.6.2. If the defense of a Third Party Claim is tendered pursuant to SECTION 8.6.1, then the Indemnified Party shall not, and the Indemnifying Party shall, have the right to contest, defend, litigate or settle such Third Party Claim (except as provided in SECTION 8.6.4). The Indemnified Party shall have the right to be represented by counsel at its own expense in any such contest, defense, litigation or settlement conducted by the Indemnifying Party provided that the Indemnified Party shall be entitled to reimbursement therefor if the Indemnifying Party shall lose its right to contest, defend, litigate and settle the Third Party Claim as herein provided.

            8.6.3. The Indemnifying Party shall lose its right to defend and settle the Third Party Claim if it shall not agree to undertake the defense of a Third Party Claim within 30 days following the tender thereof pursuant to clause (a) of SECTION 8.6.1 or shall fail to diligently contest the Third Party Claim. So long as the Indemnifying Party has not lost its right and/or obligation to contest, defend, litigate and settle as herein provided, the Indemnifying Party shall have the right to contest, defend and litigate the Third Party Claim and shall have the right, and upon the advice of counsel, to settle any such matter, either before or after the initiation of litigation, at such time and upon such terms as it deems fair and reasonable (except as provided in SECTION 8.6.4). All expenses (including attorneys' fees) incurred by the Indemnifying Party in connection with the foregoing shall be paid by the Indemnifying Party.

            8.6.4. Notwithstanding the foregoing, in connection with any settlement negotiated by an Indemnifying Party, no Indemnifying Party shall, and no Indemnified Party shall be required by an Indemnifying Party to, (x) enter into any settlement that does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the Indemnified Party of a release from all liability in respect of such claim or litigation, (y) enter into any settlement that attributes by its terms liability to the Indemnified Party or (z) consent to the entry of any judgment that does not include as a term thereof a full dismissal of the litigation or proceeding with prejudice. No failure by an Indemnifying Party to acknowledge in writing its indemnification obligations under this
SECTION 8 shall relieve it of such obligations to the extent they exist.

            8.6.5. If an Indemnified Party is entitled to indemnification against a Third Party Claim, and the Indemnifying Party fails to accept a tender of, or assume, the defense of a Third Party Claim pursuant to clause
(a) of SECTION 8.6.1, or if, in accordance with the foregoing, the Indemnifying Party shall lose its right to contest, defend, litigate and settle such a Third Party Claim, pursuant to SECTION 8.6.3, the Indemnified Party shall have the right, without prejudice to its right of indemnification hereunder, in its discretion exercised in good faith and upon the advice of counsel, to contest, defend and litigate such Third Party Claim, and may settle such Third Party Claim, either before or after the initiation of litigation, at such time and upon such terms as the Indemnified Party deems fair and reasonable, provided that at least ten
(10) days prior to any such settlement, written notice of its intention to settle is given to the Indemnifying Party. If, pursuant to this SECTION 8.6, the Indemnified Party so contests, defends, litigates or settles a Third Party Claim, for which it is entitled to indemnification hereunder as hereinabove provided, the Indemnified Party shall be reimbursed by the Indemnifying Party for the reasonable attorneys' fees and other expenses and court costs of defending, contesting, litigating and/or settling the Third Party Claim which are incurred from time to time, forthwith following the presentation to the Indemnifying Party of itemized bills for said attorneys' fees and other expenses and court costs.

      8.7.  CERTAIN LIMITATIONS; SURVIVAL.

            8.7.1. Notwithstanding anything to the contrary contained herein,
(i) an Indemnifying Party shall not be required to indemnify the Indemnified Party pursuant to SECTION 8.2.1 or SECTION 8.3.1 above unless and until the aggregate Damages suffered by the Indemnified Party on account of all breaches of representations and warranties of the Indemnifying Party (other than as described in clause (ii) below) shall exceed U.S.$3,000,000 (the "BASKET") (other than willful breaches of representations and warranties set forth in SECTION 3.3.7 and SECTION 3.3.9, to which the foregoing limitation shall not apply), (ii) an Indemnifying Party shall not be required to indemnify the Indemnified Party pursuant to SECTION 8.2.1 above in the case of any breach of the first sentence of paragraph (i) of SECTION
3.3.16 on account of any facts, events or circumstances first arising after April 28, 2000 until the aggregate Damages suffered by the Indemnified
Party on account of all such breaches of representations and warranties shall exceed U.S.$7,500,000 (the "SECOND BASKET"), in which case only such Damages arising from breaches of the first sentence of paragraph (i) of
SECTION 3.3.16 on account of any facts, events or circumstances first arising after April 28, 2000 in excess of the Second Basket shall be indemnifiable under SECTION 8.2.1 above, subject to the Basket, and (iii) once such Damages exceed the Basket, the Indemnified Party may make all claims and the Indemnifying Party shall be liable for all such Damages from the first dollar (i.e., regardless of the Basket) up to a maximum amount
(the "CEILING") equal to U.S.$150,000,000. Notwithstanding anything to the contrary contained herein, the Company and the Stockholders shall assign to Purchaser, and Purchaser shall assign to the Stockholders, any right any one of them may have to insurance proceeds on account of any of the events or circumstances described in any of SECTION 8.2 or SECTION 8.3 hereof for which the other has suffered Damages; provided, however, that each such party shall be required to remit any portion of such proceeds to the person or entity that assigned the rights thereto to the extent that the sum of such proceeds and the amount the party receives pursuant to this SECTION 8 exceed such party's Damages. In no event shall any party hereto have any liability hereunder in respect of lost profits or consequential (provided that any diminution in the valuation of the Company shall be deemed to constitute actual damages, and not consequential damages, to the extent that it results from a breach of any representation or warranty set forth in SECTION 3.3.8), speculative, special, incidental or punitive damages.

            8.7.2. Any provision of this Agreement (other than SECTION 7.4) that imposes an obligation or restriction, or confers a right or benefit, the observance, performance, or exercise of which may or must occur after the Closing shall survive indefinitely except as set forth in the immediately following sentence. Without limitation of the foregoing, (1) all representations and warranties, to the extent they relate solely to the Business, shall terminate at Closing (except that such representations and warranties shall survive for the applicable periods set forth in clause (2) hereof (without regard to whether they relate to the Business) (a) if such representations and warranties are set forth in SECTION 3.3.8, in SECTION
3.3.9 (but not to the extent such Liabilities are described in SECTION 3.3.16(II)) or in SECTION 3.3.16(I) or (b) if, and to the extent that, any of the Stockholders actually knows on the date hereof of any fact, event or circumstance that constitutes a breach of any such representation or warranty) and (2) all representations and warranties, to the extent that they do not relate solely to the Business, if set forth (w) in SECTIONS 3.2.1, 3.2.2, 3.3.1, 3.3.2, 3.3.3, and 3.3.7, shall survive forever, (x) in
SECTION 3.3.10, shall terminate at Closing, (y) in SECTION 3.3.18, shall survive until sixty (60) days following any applicable statute of limitations period and (z) in all other subsections of SECTION 3.2 and 3.3, shall survive for a period of 18 months after the Closing. If any party provides a written notification to the other party of a breach or of an alleged breach of any representation or warranty (which notice describes such breach or alleged breach) prior to the end of the applicable survival period, such specific representation or warranty shall with respect to such breach or alleged breach survive without limitation. For the avoidance of doubt, any particular representation or warranty, in the context of an alleged breach thereof, can both relate solely to the Business (and therefore be described in clause (1) hereof) with respect to certain facts or circumstances and not relate solely to the Business (and therefore be described in clause (2) hereof) with respect to certain other facts or circumstances. For example, the representations and warranties set forth in
SECTION 3.3.11 shall relate solely to the Business with respect to a Permit of the Company required for any Trademark of the Company, if any were so required, and shall not relate solely to the Business with respect to a Permit required for the Company to do business in the City of New York.

9.    TERMINATION/REMEDIES.

      9.1. RIGHT TO TERMINATE. Anything to the contrary herein notwithstanding, this Agreement and the transactions contemplated hereby may be terminated as follows: (i) by the mutual written consent of Purchaser and the Stockholders; or (ii) upon the Stockholders written notice to Purchaser at any time thereafter if the Closing has not occurred at or before 11:59 p.m. on the date that is six (6) months after the date hereof.

      9.2. FAILURE OF CONDITION. In the event of the nonfulfillment of any condition to a party's closing obligations on or prior to September 30, 2001, such party may elect to do one of the following:

            9.2.1. Proceed to close despite the nonfulfillment of any closing condition, it being understood that consummation of the Closing shall not be deemed a waiver of a breach of any representation, warranty or covenant or of any party's rights and remedies with respect thereto; provided, however, that consummation of the Closing despite the nonfulfillment of the closing condition set forth in SECTION 5.2.1 shall be deemed a waiver of any particular breach of representation and warranty but only if and to the extent that such particular breach (a) relates to the Business, (b) is due to facts, events or circumstances not actually known by any of the Stockholders on the date of this Agreement, (c) is not willfully caused by any of the Stockholders and (d) for which the Stockholders have delivered written notice to Purchaser not less than seven
(7) days prior to Closing (provided, that if the Stockholders learn of any particular fact, event or circumstance described in (b) on a date that is less than seven (7) days prior to Closing, then this subsection (d) shall be satisfied if the Stockholders deliver written notice thereof promptly to Purchaser after so learning of such particular fact, event or circumstance, but in all events before Closing);

            9.2.2. Decline to close, terminate this Agreement and thereafter seek Damages for breach of any representation, warranty or covenant; or

            9.2.3. Seek specific performance of the obligations of the other party. Each party hereby agrees that in the event of any breach by such party of this Agreement, the remedies available to the other party at law would be inadequate and that such parties' obligations under this Agreement may be specifically enforced.

      9.3. RIGHT TO DAMAGES. If this Agreement is terminated pursuant to
SECTION 9.1 or 9.2, such termination shall not be deemed or construed as limiting or denying any legal or equitable right or remedy of the party terminating this Agreement pursuant to SECTION 9.1 or 9.2 for breach of any representation, warranty or covenant hereunder to the extent set forth herein. In no event shall any party hereto have any liability hereunder in respect of lost profits or consequential (provided that any diminution in the valuation of the Company shall be deemed to constitute actual damages, and not consequential damages, to the extent that it results from a breach of any representation or warranty set forth in SECTION 3.3.8), speculative, special, incidental or punitive damages.

10.   MISCELLANEOUS.

      10.1. NOTICES. Any notice, demand or request which may be permitted, required or desired to be given in connection therewith shall be given in writing and directed to the parties hereto as follows:

If to any of the Stockholders:      Mr. Stephan Weiss
                                    c/o Gabrielle Studio, Inc.
                                    201 Wolfs Lane
                                    Pelham, New York 10803, U.S.A.
                                    Fax: _______________

with a copy to:                     Skadden, Arps, Slate, Meagher & Flom LLP
                                    Four Times Square
                                    New York, New York  10036-6522, U.S.A.
                                    Attention:  Eileen T. Nugent, Esq.
                                    Fax: (212) 735-2000

If to Purchaser:                    LVMH Moet Hennessy Louis Vuitton Inc.
                                    19 East 57th Street
                                    Fifth Floor
                                    New York, New York 10022, U.S.A.
                                    Attention: General Counsel
                                    Fax: (212) 340-7620

and with a copy to:                 LVMH Moet Hennessy Louis Vuitton
                                    30, Avenue Hoche
                                    Paris, France
                                    Attention: Patrick Houel
                                    Fax: (33 1) 45 638 752

and with a copy to:                 Barack Ferrazzano Kirschbaum
                                    Perlman & Nagelberg
                                    333 West Wacker Drive, 27th Floor
                                    Chicago, Illinois 60606, U.S.A.
                                    Attention: Peter J. Barack, Esq.
                                    Fax: (312) 984-3150

Notices shall be deemed properly delivered and received when (i) if personally delivered, upon receipt or refusal to accept delivery, (ii) if sent via facsimile, upon mechanical confirmation of successful transmission thereof generated by the sending telecopy machine, (iii) if sent by a commercial overnight courier for delivery on the next business day, on the first business day after deposit with such courier service, or (iv) if sent by registered or certified mail, five (5) days after deposit thereof in the U.S. mail. Any party may change its address for delivery of notices by properly notifying the others pursuant to this SECTION 10.1.

      10.2. BENEFIT; ASSIGNMENT. Except as set forth in SECTION 4.2, this Agreement is for the benefit only of the parties hereto and their respective successors (and with respect to Purchaser, the Stockholders and their respective permitted assigns as provided below), and no other person or entity shall be entitled to rely hereon, receive any benefit herefrom or enforce against any party hereto any provision hereof, except insofar as such person or entity may be entitled to indemnification as an Indemnified Party under SECTION 8 above. No party may assign any of its rights or obligations under this Agreement without the prior written consent of all of the other parties (in their respective sole discretion), except that (i) Purchaser may assign its rights and obligations hereunder to any wholly owned subsidiary of Purchaser, provided that Purchaser shall remain liable under this Agreement and (ii) any of the Stockholders may assign its rights and obligations hereunder to a transferee pursuant to a Permitted Transfer, provided that such Stockholder shall remain liable under this Agreement.

      10.3. FURTHER ASSURANCES. All actions required to be taken pursuant to this Agreement to effectuate the transaction contemplated herein shall be taken promptly and in good faith by Purchaser or by the Stockholders, as the case may be. Purchaser and each of the Stockholders shall use their best efforts to consummate the transactions contemplated hereby (except that, except as expressly set forth herein, no Stockholder will have an obligation with respect to any proposal made by Purchaser to the DKI Board of Directors or in connection with the transactions contemplated by such proposal), including causing the conditions to closing set forth in SECTION 5 to be satisfied, and, without limiting the generality of the foregoing, shall cooperate with and assist the other in its efforts to obtain or cause to be obtained any and all consents and approvals of third parties (including, but not limited to, Governmental Authorities) that may be necessary in connection with the transactions contemplated hereby, including all filings pursuant to the HSR Act. Purchaser and the Stockholders agree to (i) furnish with, or cause to be furnished to, the other party such documents or further assurances, and (ii) perform, or cause to be performed, such undertakings as the other party may reasonably request at any time in connection with (x) the transactions contemplated hereby, and (y) the respective obligations of Purchaser and each of the Stockholders, as the case may be, set forth in this Agreement. Notwithstanding anything to the contrary contained herein, in no event shall Purchaser be obligated to (or be deemed to have failed to use best efforts in the event Purchaser fails to) increase the consideration set forth in any proposal made by Purchaser made pursuant to the terms of this Agreement to acquire the outstanding common stock of DKI.

      10.4. SCHEDULES. Disclosure of any fact or item in any section of the Disclosure Schedule hereto referenced by a particular paragraph or section in this Agreement shall, should the existence of the fact or item or its contents be relevant to any other paragraph or section, be deemed to be disclosed with respect to that other paragraph or section whether or not an explicit cross-reference appears. Certain of the representations and warranties set forth in this Agreement contemplate that there will be included in the Disclosure Schedule information that might be "material" or have a "material adverse effect." The Stockholders may, at their option, include in such schedules items that are not material or are not likely to have a material adverse effect in order to avoid any misunderstanding, and any such inclusion shall not be deemed to be an acknowledgment or representation that such items are material or would have a material effect, to establish any standard of materiality or material adverse effect on the Business, or to define further the meaning of such terms for purposes of this Agreement.

      10.5. ENTIRE AGREEMENT; AMENDMENT. This Agreement, including any exhibits, annexes or schedules attached hereto, documents, and instruments referred to herein or delivered pursuant hereto, constitute the entire understanding between the parties with respect to the transaction contemplated herein, and all prior or contemporaneous oral agreements, understandings, representations and statements with respect to such transaction are hereby superseded. The only representations and warranties made by the parties hereto with respect to the subject matter hereof are the representations and warranties contained in or made pursuant to this Agreement. Neither this Agreement nor any provisions hereof may be waived, modified, amended, discharged or terminated except by an instrument in writing signed by the party against which the enforcement of such waiver, modification, amendment, discharge or termination is sought, and then only to the extent specifically set forth in such instrument. No such waiver shall be deemed to be a waiver of any other or similar provision or condition, or of any future event, act, breach or default, and no course of dealing shall be implied or arise from any waiver or series of waivers (written or otherwise) of any right or remedy hereunder.

      10.6. CONSTRUCTION. Whenever used in this Agreement, the singular shall include the plural and vice versa (where applicable), the use of the masculine, feminine or neuter gender shall include the other genders (unless the context otherwise requires), the words "hereof," "herein," "hereto," "hereby," "hereunder" and other words of similar import refer to this Agreement as a whole (including all schedules and exhibits), and the word "include", "includes" and "including" shall mean "include, without limitation", "includes, without limitation" and "including, without limitation", respectively. For the purposes of this Agreement, the actual knowledge of the Stockholders shall be deemed to include the actual knowledge of David L. Bressman acquired while an officer of the Company (even if also acquired in a different capacity or at a different time). This Agreement shall not be construed more strictly against one party than against the other merely by virtue of the fact that it may have been prepared by counsel for one of the parties, it being recognized that Purchaser and each of the Stockholders have contributed substantially and materially to the preparation of this Agreement. The headings of various Sections in this Agreement are for convenience only, and are not to be utilized in construing the content or meaning of the substantive provisions hereof.

      10.7. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without reference to its conflict of laws rules.

      10.8. JURISDICTION; FORUM. By the execution and delivery of this Agreement, Purchaser and each of the Stockholders submits to the personal jurisdiction of any state or federal court in the State of New York, County of New York in any suit or proceeding arising out of or relating to this Agreement.

      10.8.1. To the extent that Purchaser or any of the Stockholders has or hereafter may acquire any immunity from jurisdiction of any New York court from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, Purchaser or such Stockholder, as the case may be, hereby irrevocably waives such immunity in respect of its obligations with respect to this Agreement.

            10.8.2. The parties hereto agree that the appropriate and exclusive forum for any disputes between any of the parties hereto arising out of this Agreement or the transactions contemplated hereby shall be in any state or federal court in the State of New York, County of New York. The parties hereto further agree that the parties will not bring suit with respect to any disputes arising out of this Agreement or the transactions contemplated hereby in any court or jurisdiction other than the above specified courts; provided, however, that the foregoing shall not limit the rights of the parties to obtain execution of judgment in any other jurisdiction. The parties hereto further agree, to the extent permitted by law, that final and unappealable judgment against a party in any action or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and amount of such judgment.

      10.9. PARTIAL INVALIDITY. The provisions hereof shall be deemed independent and severable, and the invalidity or partial invalidity or enforceability of any one provision shall not affect the validity or enforceability of any other provision hereof.

      10.10.EXPENSES. Except as set forth herein, Purchaser and each of the Stockholders shall each bear their own respective costs and expenses relating to the transactions contemplated hereby, including fees and expenses of legal counsel, accountants, investment bankers or other representatives for the services used, hired or connected with the proposed transactions mentioned above.

      10.11.REMEDIES CUMULATIVE. Except as otherwise provided herein, all remedies of any party hereunder are cumulative and not alternative, and are in addition to any other remedies available at law, in equity or otherwise. The amount recoverable by Purchaser from any of the Stockholders on account of any breach hereof or default hereunder by any of them shall not be diminished by reason of the fact that the principal or sole damage resulting therefrom is suffered by or relates to the Company.

      10.12.COUNTERPARTS. This Agreement may be executed in any number of identical counterparts, any of which may contain the signatures of less than all parties, and all of which together shall constitute a single agreement.

      10.13.TERMINATION OF CERTAIN AGREEMENTS. In connection with the transactions contemplated in this Agreement, the Stockholders hereby agree that both (i) the Shareholders Agreement, dated September 1, 1989, among the Company, Karan and Weiss, as amended, and (ii) the Agreement, dated June 10, 1996, by and among Karan, Weiss, certain trusts and the Company shall automatically terminate (without any further action required by the parties thereto) and be of no further force and effect as of the Closing.

           [The remainder of this page is intentionally left blank.]


      IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                              PURCHASER:

                              LVMH MOET HENNESSY LOUIS VUITTON INC.

                              By: /s/ Bruce G. Ingram
                                  ______________________________________
                                  Name:  Bruce G. Ingram
                                  Title: Senior Vice President


                              STOCKHOLDERS:


                              /s/ Donna Karan
                              ------------------------------------------
                              Donna Karan


                              /s/ Stephan Weiss
                              ------------------------------------------
                              Stephan Weiss


                  TRUST FBO LISA WEISS KEYES, COREY WEISS
                              AND GABRIELLE KARAN U/A/D 2/2/96


                              By: /s/ Stephan Weiss
                                  ______________________________________
                                  Stephan Weiss
                                  Trustee


LVMH hereby accepts and agrees to SECTION 4.5 of this Agreement and the section entitled "OTHER TRANSACTION ISSUES - Karma-Parent Guaranty" of the Conditional Governance Terms. LVMH hereby acknowledges that each Stockholder who is a signatory hereto may proceed directly against LVMH in the event of any breach of SECTION 4.5 of this Agreement and the section entitled "OTHER TRANSACTION ISSUES - Karma-Parent Guaranty" of the Conditional Governance Terms.

                   LVMH MOET HENNESSY LOUIS VUITTON S.A.


                              By: /s/ Myron Ullman
                                  ______________________________________
                                  Name:  Myron Ullman
                                  Title: Director General



                                   SCHEDULES

            SCHEDULE 1                          Donna Karan Marks

            SCHEDULE 2.2                        Purchase Price; Payment

            SCHEDULE 3.3.3                      Consents

            SCHEDULE 3.3.5                      Books and Records

            SCHEDULE 3.3.6                      Contracts

            SCHEDULE 3.3.7                      Ownership of Stock

            SCHEDULE 3.3.8                      Sales Royalties

            SCHEDULE 3.3.9                      No Liabilities

            SCHEDULE 3.3.10                     Taxes and Tax Returns

            SCHEDULE 3.3.11                     Permits

            SCHEDULE 3.3.12                     Employees and Employee Benefit
                                                Plans

            SCHEDULE 3.3.13                     Litigation

            SCHEDULE 3.3.14                     Compliance With Laws

            SCHEDULE 3.3.16                     Intellectual Property



                                                                    ANNEX A
                                                                   Redacted


L will form Karma, a wholly owned, direct or indirect, Delaware subsidiary, which, upon satisfaction of all relevant conditions, will acquire all of the outstanding stock of Gabrielle Studio, Inc. ("GS") pursuant to the terms of the Agreement between DK/SW and the related trusts (generally referred to herein collectively as "DK/SW") and L (the "Agreement"). The date of consummation of the acquisition of the stock of GS is referred to as the "GS Closing Date." Thereafter, L may merge or liquidate GS with and into Karma. In the event that L does not merge or liquidate GS with and into Karma, GS will remain as a wholly-owned subsidiary of Karma. In all events, DK/SW and Karma (or L if L is acquiror) will make a Section 338(h)(10) election in connection with the acquisition of GS. In addition, L shall be responsible for 50% of the New York State and New York City taxes imposed on GS as a result of the Section 338(h)(10) election, which reimbursement of taxes shall be treated as an adjustment to the purchase price of GS.

THE FOLLOWING DESCRIBES THE POSSIBLE STRUCTURE AND GOVERNANCE OF KARMA IF THE DKI BOARD APPROVES AND DKI, L AND KARMA ENTER INTO A DEFINITIVE AGREEMENT WITH RESPECT TO A MERGER TRANSACTION BETWEEN DKI AND KARMA (THE "DKI MERGER"):

If DKI, L and Karma enter into a definitive agreement with respect to the DKI Merger within 12 months of the date of the Agreement and the DKI Merger is consummated, DK/SW will take the steps set forth in the second succeeding paragraph and all of the provisions of this Annex A will come into effect. If the DKI Merger does not take place in accordance with the preceding sentence, until the third anniversary of the date of this Agreement, then (i) DK/SW shall have the option to take the steps set forth in such second succeeding paragraph and exercise in full their rights to acquire shares of Karma common stock (with the understanding that in such circumstance, i.e., the exercise by DK/SW in full of such rights to acquire shares of Karma common stock, the terms governing such investment set forth in this Annex A will then come into effect on the same terms that would apply if the DKI Board of Directors had approved and entered into a definitive agreement with respect to the DKI Merger within 12 months of the Agreement) and (ii) L shall have the right to cause DK/SW to exchange the DKI Karma Exchange Shares (as defined below) for an equal number of shares of Karma common stock, but not to make any of the other investments described herein (with the understanding that in such circumstance the parties will not otherwise have the rights or obligations set forth in this Annex A and that the governance of Karma will not be subject to the terms of Annex A, but the parties will negotiate in good faith contractual provisions relating to tag-and drag-along rights and transfers of such shares to permitted transferees or to third parties, subject to L's right of first refusal).

CAPITAL STRUCTURE OF KARMA

o Immediately before the consummation of the DKI Merger, L will cause the Karma capital structure to consist of (x) Karma common stock valued on a per share basis at the same price as the cash price per share paid to DKI common stockholders (the "DKI Price") in the DKI Merger and (y) Karma Series A Preferred Stock which will be valued at $130M (the "Preferred") and will entitle L to receive the cumulative preferred dividend set forth below. L will contribute to Karma cash sufficient to undertake the DKI Merger. Karma will not have any funded indebtedness other than the indebtedness assumed pursuant to the DKI Merger and the acquisition of the store at 819 Madison Avenue.

o It is the parties' intent that, immediately prior to the DKI Merger, DK/SW will exchange shares of stock in DKI representing 14.0% of the outstanding shares of common stock of DKI for an equal number of shares of Karma common stock (the "DKI Karma Exchange Shares"), valued at the DKI Price. The remaining shares of DKI stock owned by DK/SW will be converted in the DKI Merger into the right to receive the DKI Price (the "DK/SW Merger Cash"). After the DKI Merger, DK/SW will have the option (to be exercised immediately after the DKI Merger) (i) first, to use all of the DK/SW Merger Cash to purchase from L, and (ii) after all such DK/SW Merger Cash is so used, thereafter to use all of an additional $25 million in cash (the "Additional Investment Amount") to purchase from Karma, additional shares of Karma common stock, such that, if such DK/SW Merger Cash and Additional Investment Amount is so used, DK/SW will own (together with the DKI Karma Exchange Shares) an aggregate number of shares of Karma common stock representing 14.3% of shares of Karma common stock. Immediately after the closing of the DKI Merger and any purchase of Karma shares by DK/SW pursuant to the preceding sentence, L will own all of the remaining shares of Karma common stock not owned by DK/SW.

o After the purchase by DK/SW of any shares of Karma common stock as provided in the prior paragraph and prior to three months after the closing of the DKI Merger (the "DKI Closing Date"), with the consent of DK/SW (which consent shall not be unreasonably withheld), L shall have the right to sell an aggregate number of shares of Karma common stock representing up to 5.69% of the shares of Karma common stock to accredited investors

                          [intentionally omitted]

        which sales shall not be subject to the Right of First Offer described below or any other restriction. L and DK/SW agree that Karma will not issue any additional equity for 15 months from the DKI Closing Date (except (i) for sales to DK/SW as provided above, (ii) for issuances under employee stock option or other incentive plans in accordance with the terms of this Annex A, (iii) as provided in External Financing/Capital Calls below, and (iv) any acquisitions approved as provided by the terms of this Annex A).

o On the DKI Closing Date, L(US) will own, directly or indirectly, at least 80% of Karma's common stock and will consolidate with Karma for tax purposes.

o Except as expressly provided in this Annex A, any other common equity interests in Karma will be in the form of phantom stock or other similar equity incentives granted to the CEO or YC, subject in the case of the CEO to achieving certain performance goals. Other equity incentive programs to retain and incentivize key senior Karma executives will need to be developed by L and DK/SW. L(US) will consolidate with Karma for US tax purposes and Karma and L (US) will enter into a tax sharing agreement pursuant to which Karma will be required to pay to L(US) an amount equal to the federal, state and local taxes that would have otherwise been owing by Karma if Karma had not been consolidated for tax purposes with L(US). For the purpose of determining the payment due from Karma to L(US), Karma shall not be able to use L(US)'s operating losses or other attributes generated by the L(US) group (excluding Karma). The tax sharing agreement will contain similar provisions relating to the utilization by the L(US) group of any losses or other attributes generated by Karma. The tax sharing agreement will provide appropriate procedures for the contest of tax controversies consistent with the status of Karma as a non-wholly-owned member of the L(US) group.

o As soon as practicable but in no event more than 20 days following the GS Closing Date, L and G Studio II, LLC ("GS II") will enter into an agreement, substantially in the form attached hereto as Appendix I (the "GS II Agreement").

GOVERNANCE ISSUES

o Karma will be an independent company within L, organized under and reporting to L's Fashion Group. Karma's charter and by-laws will provide that the only permitted action of Karma will be conducting the business of DKI subject to the amendment of the charter or by-laws pursuant to the procedures set forth below. Karma will be managed in accordance with the Conceptual Business Plan attached hereto as Appendix IV, which Conceptual Business Plan will be subject to modification or change in accordance with the procedures applicable to Super Majority Board Decisions as set forth below.

o Karma will be governed by a seven-member Board consisting of DK and SW (or their designees for so long as the Ownership Threshold (as defined below) is met), the CEO, and four designees of L (including, (x) YC as long as he is an employee or consultant of L or an affiliate of L and (y) the Chairman of L Fashion Group).

o The CEO will report to the Board and will have authority over day-to-day ordinary course business decisions, acting within the constraints of approved strategic plans and operating budgets. Such plans and budgets will be developed by the CEO in conjunction with the Chairman of L Fashion Group and DK and SW (or their designees) and presented to the Board for its approval, all as consistent with the corporate budget process of the L Fashion Group. DK will be Chief Designer of Karma and will have creative control of Karma consistent with the terms of the form of the employment agreement to be entered into between DK and Karma (the "DK/Karma Employment Agreement"), substantially in the form attached hereto, and the by-laws of Karma. DK/SW and L agree that they will work together to form Karma and to cause the Karma certificate of incorporation and by-laws to reflect the provisions of this Annex A in accordance with the terms hereof; it being understood that the duties and scope of authority of DK as set forth in the DK/Karma Employment Agreement will also be incorporated in the Karma by-laws so long as she is employed by Karma.

o L agrees that it will, and will cause its Board designees to, operate Karma in a manner consistent with its and their fiduciary obligations to all Karma shareholders.

o For so long as DK/SW (for the avoidance of doubt, including the family trusts, family members, beneficiaries, etc.) maintain an investment in shares of Karma common stock with a cash value of least $10M, based on the Base Price as computed in Appendix II attached hereto (such threshold being referred to as the "Ownership Threshold"), the following decisions ("Super Majority Board Decisions") require approval by a super-majority of the Board (i.e., the vote of six members which must include DK and SW (or each of their designees as applicable) (the "Super Majority Approval")).

        (1)    Any change in Karma's dividend policy (as described below).

        (2) (a) Any acquisition by Karma or one of its subsidiaries in an amount above $15M (including the assumption of debt) or
               (b) any divestiture or sale of assets of Karma or one of its subsidiaries which are material to Karma taken as a whole (the determination of materiality will be subject to arbitration if the parties cannot decide at the time the decision is being made).

               - Note that if the Karma Board reviews and does not obtain Super Majority Approval, L will have the right to make such acquisition itself and may enter into a Related Party Transaction (as defined below).

        (3) The (a) decision to obtain External Financing or a Capital Contribution or (b) any change in the process relating to External Financing/Capital Calls (as described below).

        (4) The decision to register the equity or debt securities of Karma or one of its subsidiaries for sale on a public exchange or stock market.

        (5) Any change in Karma's equity capital structure (e.g., issuance of new equity, authorization of supervoting shares, preferred stock or an employee stock option plan, not including issuances of up to 3% of the common equity interest of Karma to employees under stock option and other incentive plans).

        (6) Any change in Karma's charter, by-laws, the shareholder agreement or other governance documents (except for changes to Karma's by-laws that are effected subsequent to the termination of DK's employment to reflect the fact that DK is no longer Chief Designer).

        (7) Any substantial modification or changes to the scope of Karma's business beyond that described in the Conceptual Business Plan.

        (8)    The liquidation or dissolution of Karma.

        (9) The guarantee of payment obligations or the performance of the other obligations of third parties (other than L or any of its subsidiaries or affiliates), including liens on material assets of Karma for the benefit of third parties (other than L or any of its subsidiaries or affiliates), other than guarantees made in the ordinary course of business of Karma.

        (10) Entering into any transaction with L or any subsidiary or affiliate of L (a "Related Party Transaction"); provided, however, that "Related Party Transaction" shall not include transactions solely for the provision of treasury, cash management or other corporate support services (which shall be provided on a third party arm's length basis) (Related Party Transactions would include, for example, any manufacturing or distribution agreement, real estate lease or licensing agreement, including with respect to services provided by any businesses acquired by L following the failure to obtain Super Majority Approval with respect to any such acquisition).

o Except with respect to the two matters specified below, if Super Majority Approval of any of the matters set forth above is not obtained, L will have a Call Right on all the DK/SW shares of Karma common stock at agreed-upon prices (as described in Appendix II) which L must exercise in full if Karma is to take the action in dispute. If Karma nonetheless takes the action without L exercising its Call Right, DK/SW may then put all (but not some) of its shares at the same price as would have applied to L's Call Right.

        However, failure to obtain a Super Majority Approval of the following items will not provide L with a Call Right (and therefore Karma will be prohibited from taking any such action):

        -      Acquisitions in the amount above US$15M (but see above).

        -      Entering into a Related Party Transaction.

Notwithstanding the Ownership Threshold set forth above, if both DK and SW are deceased, the DK/SW interests will not have the right to designate members to the Karma Board and will not have the approval rights set forth above, but they will have the right to approve the matters set forth in numbers 1, 3(b), 6, and 8 above (such rights to be embodied as a contract right in the Karma shareholders agreement).

DIVIDEND POLICY

        - The Preferred will be non-voting and will carry a non-participating, cumulative preferred dividend of zero for the calendar years 2001 and 2002 and $15M per annum payable quarterly in arrears thereafter.

        - If paid, dividends or other distributions, redemptions or returns of capital to any of its holders of shares of Karma common stock ("Dividends") will be paid on an equal per share basis (the "Per Share Dividend"); provided that Dividends on the Preferred will have priority.

        - Until December 31, 2003, Karma will not pay Dividends to its common shareholders.

        - From and after December 31, 2003 until December 31, 2006, Karma may pay Dividends to its common shareholders in an aggregate amount per year of no more than 25% of net income for such year (as calculated in accordance with U.S. accounting principles in a manner consistent with Karma's past practice ("US GAAP")).

        - From December 31, 2006 until December 31, 2010, Karma may pay Dividends to its common shareholders in an aggregate amount per year of no more than 65% of net income, calculated in accordance with US GAAP.

        - Following December 31, 2010, Karma may pay Dividends to its common shareholders in an aggregate amount per year of no more than 80% of net income for such year, calculated in accordance with US GAAP.

EXTERNAL FINANCING/CAPITAL CALLS

o If, as long as the Ownership Threshold is met, the Board determines by Super Majority Approval that Karma requires additional capital (beyond internally-generated funds), it will require that Karma seek to borrow such amount from an unrelated institutional lender on commercially reasonable terms. If Karma is successful in obtaining a source for such funds, the Board must notify L, which has the option to provide such funds on the same terms. If L declines to make such loan, Karma may borrow from the unrelated lender. If Karma is unable to borrow such amounts on commercially reasonable terms, the Board may request (only by Super Majority Approval) the shareholders to provide a capital contribution, in proportion to their respective ownership interest. If any shareholder elects not to make a capital contribution, the shareholder's ownership interest will be adjusted to reflect this and the respective contribution of the other shareholders. Notwithstanding the foregoing, if both DK and SW are deceased, the decision to obtain additional capital described above will not be subject to Super Majority Approval, but any variations from the process described above will require the contractual consent described in the last paragraph under "Governance Issues."

o DK/SW and/or L may present alternative financing proposals to the Board for consideration.

HIRING DECISIONS

o                            [intentionally omitted]




o DK, as long as she is an employee of Karma, will have veto rights (as set forth below) over the selection of the CEO

                          [intentionally omitted]

        In this context, the following procedure must be followed:

        - L must present to DK for her consideration and approval three qualified CEO candidates with experience and credentials (consistent with L's existing standards for similarly situated executives) within a six-month period (it being understood that L must give DK a reasonable amount of time during such six month period to evaluate each candidate). At the time that either (1) at least three candidates have been presented to DK or (2) six-months from the commencement of the CEO selection process have elapsed, whichever is longer, DK must approve one of the CEO candidates (the "CEO Selection") within 45 days. If DK does not make a CEO Selection within 45 days after the later of the time frames specified in (1) and (2) of the preceding sentence, the Karma Board of Directors will have the right to make the CEO Selection. (This process is the "CEO Selection Process").

        - If the CEO Selection Process occurs but a CEO is chosen without DK's approval, she will have the right to exercise a Put Right on her shares of Karma common stock at (i) the Premium Price for the thirty day period following commencement of such CEO's employment and (ii) the Base Price at any time after such thirty day period and during the one year period following commencement of such CEO's employment. Note that DK will be able to terminate her employment agreement for "Good Reason" under this circumstance, in accordance with the terms of the DK/Karma Employment Agreement; provided that the prices applicable to any exercise of a put by DK/SW in such circumstance will be governed by the pricing terms set forth in the preceding sentence. For purposes of this put, the applicable Valuation Date for the Equity Value of Karma will be the date that such non-approved CEO commences employment.

o DK, as long as she is an employee of Karma, will have the right to propose or veto and the Karma CEO will have the right to propose or veto, as the case may be, the hiring of the following employees in the same procedure as the CEO Selection Process (modified as appropriate to reflect which party is proposing and which party is vetoing and that in each case the person who sets forth the proposal has the ultimate decision-making ability):

        - For the hiring of Senior Design Directors or any other senior creative personnel, all of whom shall report to her, including senior product design and development personnel, senior creative advertising and marketing personnel and senior personnel responsible for retail visual imaging and merchandising, retail fashion coordination and the non-financial aspects of public relations: DK proposes, Karma CEO vetoes; it being understood that the failure of Karma CEO to approve one of DK's senior creative personnel candidates within the time frame specified will result in DK having the right to make the final selection. Notwithstanding the foregoing, Karma will not be obligated to hire any of the aforementioned senior creative personnel, provided it has "good reason" (i.e., evidence on the part of the prospective senior creative employee of alcohol abuse, illicit drug use, the commission of any material act of dishonesty or fraudulent behavior, the conviction of a felonious criminal act, or the like).

        - For the hiring of the Brand Presidents of DK and DKNY or any other brand of similar importance developed by Karma during the term of DK's employment: Karma CEO proposes, DK vetoes; it being understood that the failure of DK to approve one of such candidates within the time frame specified will result in the Karma CEO having the right to make the final selection.

        - With respect to these executives (for the avoidance of doubt, not including the CEO), in the event that the candidate selection process results in the selection of a candidate DK has vetoed, she will not have a Put Right and she will not be able to terminate her employment agreement for "Good Reason".

o L agrees that neither it nor any of its affiliates (other than Karma) will hire (x) any potential employee of Karma for a position as a Brand President, Head Designer, First Assistant to a Head Designer, Head of Creative Services, who, to the knowledge of L's designees on the Board, is in substantive employment negotiations with Karma, or (y) any existing employee of Karma, without the approval of Karma's CEO or, in the case of design or creative personnel, without the approval of DK, unless said employee or potential employee has himself previously initiated contact with L or its affiliates directly.

DK/KARMA EMPLOYMENT AGREEMENT

o Upon consummation of the DKI Merger, DK agrees to enter into the DK/Karma Employment Agreement, the form of which is attached hereto as Appendix V.

OTHER TRANSACTION ISSUES

Terms Relating to 819 Madison

o The parties agree that if L enters into a definitive agreement for the DKI Transaction within 6 months from the date of the Agreement, L will cause Karma to acquire, within 9 months from the date of the Agreement, the 819 Madison Avenue store (including the lease and all related agreements) from UZ at its documented cost and expenses, and will complete the project and operate the store as a DK Collection store. No adjustment will be made to the respective equity holdings of Karma's shareholders in respect of the provision of such funds. The estimated total capital cost of the project (excluding rent, inventory and other non-capital expenses) is approximately US$13.7M. The existing Boutique Agreement between UZ and DKI will be cancelled. In the event L does not enter into a definitive agreement for the DKI Transaction within 6 months of the date of the Agreement, L shall be obligated to assume the obligations relating to the 819 Madison Avenue store described above, effective from the end of such 6 month period and in accordance with the terms of the letter agreement entered into among L, DK/SW and UZ on the date hereof.

o In order for Karma to so acquire the 819 Madison store in accordance with the terms of the lease, UZ shall assign to Karma (or if the DKI Merger has already occurred, DKI), and Karma or, if applicable, DKI will accept the assignment of, such lease from UZ immediately upon the consummation of the DKI Merger. This method of transfer will not in any way limit the obligation of Karma to directly reimburse UZ for all of its documented costs and expenses. Additionally, Karma will indemnify UZ for its continuing obligations as "Tenant", if any, despite the valid assignment of the 819 Madison lease.

Pledge of Shares of Karma Common Stock

o As collateral security for DK/SW's indemnification obligations that may arise under the Agreement, after the DKI Merger is consummated and DK/SW becomes a Karma shareholder (if such DKI Merger occurs prior to 24 months from the GS Closing Date), DK/SW will pledge their shares of Karma common stock ("Pledge Agreement") to L; provided, however, that in no event shall the term of the Pledge Agreement continue beyond 24 months from the GS Closing Date; provided, further, that the Pledge Agreement shall include a mechanism that will provide for the release of one-third of such shares of Karma common stock from such pledge 18-months thereafter.

Karma-Parent Guaranty

o If at any time during the period from the DKI Closing Date to the full exercise by DK/SW of the put rights, or by L of the call rights, described herein L's net worth falls below $400M, L-Parent agrees for so long as L's net worth remains below $400M to unconditionally guaranty the payment obligations of L in respect of any put by DK/SW of their shares of Karma common stock.


                          [intentionally omitted]



INTERACTION WITH L AND OTHER L GROUP COMPANIES

o Karma may access the resources of L or other L Group companies (i.e., manufacturing, sourcing, media buying, real estate) or provide resources (i.e., DKI Hong Kong office or Creative Services Group) to L or other L Group companies, as it sees fit in the sole discretion of Karma's management and under certain circumstances, its Board of Directors.

o All commercial agreement and/or transactions between Karma and L will be on a third-party, arm's-length basis and subject to Super Majority Approval as discussed above.

o DK/SW will have a Right of First Offer, as defined below, on any sales by any Karma shareholder (or any of its affiliates), other than DK/SW, of its ownership interests in Karma to any unrelated third party, as more fully described in the Put/Call Matrix attached hereto.

o For so long as the Ownership Threshold is met, DK/SW will have preemptive rights on any issuances of equity interests by Karma or any of its subsidiaries in accordance with the following general terms. In the event Karma or any of its subsidiaries issues, sells or grants rights to acquire any shares of common stock, or options, warrants or similar instrument or any other security convertible or exchangeable therefor (except for issuances to employees, employee benefit plans, issuances as consideration to sellers in connection with acquisitions and issuances to directors, consultants and officers; it being understood that any such issuances (other than issuances of up to 3% of the common equity interest in Karma to employees under stock option or other incentive plans) will constitute changes to Karma's equity structure and will be subject to Super-Majority Approval), then Karma will be obligated to offer DK/SW the right to purchase at the sale price and on the same cash or cash equivalent terms and conditions of the sale, up to such amount of shares of common stock or such other equity interest as would be necessary to maintain their then current pro rata ownership interest in Karma's common equity. Karma will promptly notify DK/SW in writing of any proposed issuance, sale, transfer or grant of equity interests of Karma or any of its subsidiaries and the material terms thereof. Within 30 days of receipt of Karma's notice that it or any of its subsidiaries intends to issue equity interests, DK/SW must notify Karma of their desire to purchase any such equity interests.

o Appendix II is the Put/Call Matrix which outlines the (1) circumstances and valuations of the put and call rights on the shares of Karma common stock held by DK/SW pursuant to which DK/SW may put to L, and L may call from DK/SW, the Karma shares owned by DK/SW, (2) DK/SW's tag-along rights and L's drag-along rights and
        (3) DK/SW's Right of First Offer (as defined below) on L's Karma shares. Appendices II and III include certain definitions and formulas relevant to the put/call purchase price (the "Put/Call Purchase Price"). No put or call is exercisable for the first year following the DKI Closing Date. DK/SW cannot transfer any shares in Karma, except (x) as described on the attached Put/Call Matrix, (y) to the Karan-Weiss Foundation or (z) to or for the benefit of family members for tax or estate planning purposes provided that the Karan-Weiss Foundation or any such trusts or family members are bound by this Annex A.

URBAN ZEN

        - UZ will have a high-end luxury and/or couture positioning in all of the markets and product categories in which it will compete with Karma including, but not limited to, apparel, accessories, home-related products and cosmetics/skin care.

        - Trademark and any derivatives thereof and business to be retained by DK (e.g., "SubUrban Zen").

        - L will acquire symbolic ownership in UZ (i.e., 5%), in conjunction with the consummation of the DKI Merger and the valuation of such ownership shall be based on DK's actual investment in UZ at the time.

        - UZ will determine which DK Collection stores will carry UZ products and will select the UZ products to be carried in particular DK Collection stores; provided, that Karma CEO will have the right to approve or disapprove of the sale of UZ products in DK Collection stores. If approved by the Karma CEO, UZ products will be carried in DK Collection stores

                              [intentionally omitted]

               and will provide space for UZ products on a non-discriminatory basis consistent with existing Boutique Agreement.

        - L will have a Right of First Offer and a Right of First Refusal, both as defined below, on any sale by any shareholder of UZ (other than L) of his or her ownership interests in UZ other than for tax or estate-planning purposes and DK will have a Right of First Offer and a Right of First Refusal on any sale by L of its ownership interests in UZ. L's Right of First Offer and Right of First Refusal will terminate upon DK/SW ceasing to own any shares of Karma common stock and DK ceasing to be employed by Karma.

        - On the GS Closing Date, GS and DK will enter into an agreement acknowledging DK's rights to use her name and likeness in connection with her involvement in UZ, consistent with the provisions contained in Section 1.5 of the DK/Karma Employment Agreement.

        - There are no restrictions on DK in her activities regarding UZ or UZ in its business or activities, except that UZ products may only be sold in DK Collection full price retail stores (and Karma may claim that it is the exclusive third-party retailer of UZ products) or UZ free-standing retail stores, but the decision to purchase or distribute UZ products in DK Collection stores must be acceptable to both UZ and Karma (as compared to UZ stores, which is solely a DK/SW decision).

        - To the extent UZ chooses to enter into license, joint venture, strategic alliance or other similar relationship to develop its services, real property assets or products, it will offer such opportunity first to L. However, UZ will have no obligation to use L, if L cannot provide the appropriate product quality, distribution, pricing or expertise required by UZ in its sole discretion.

        - L will commit to provide services and support (including, but not limited to, manufacturing and sourcing) to UZ through L or Karma based upon arms-length commercial agreements to be established at the time the services are requested.

DEFINITIONS OF RIGHTS OF FIRST OFFER/ RIGHTS OF FIRST REFUSAL

o For purposes of this Annex A, a Right of First Offer is defined as follows: If a selling party desires to sell all or a portion of its shares, it shall provide written notice to the other shareholder or shareholder group requesting that it or they deliver an offer to purchase its shares. The shareholder or shareholder group has 30 days from receipt of such notice to make a bone fide all-cash offer for the shares of the selling party. If the shareholder or shareholder group elects not to make an offer for the shares, the selling party shall be free to sell all or a portion of its shares to any third party, subject to tag-along and drag-along rights, if any, on any terms for a period of 90 days. If the shareholder or shareholder group delivers to the selling party an offer ("Offer Notice") for all or part of its shares ("Subject Interests"), the selling party must accept or decline such offer within 30 days of receipt of the Offer Notice ("Offer Period"). In the event the selling party declines to accept the proposal made in the Offer Notice, for a period of 90 days following the Offer Period, the selling party shall be free to sell the Subject Interests to a third party either (i) at a price no less than 105% of the purchase price proposed in the Offer Notice or (ii) at any price less than 105% of the purchase price proposed in the Offer Notice, subject to compliance with applicable rights of first refusal described below. If the selling party does not sell the Subject Interests within 90 days of the termination of the Offer Period, the selling party's right to sell such Subject Interests shall terminate and the other shareholder's or shareholder group's right of first offer with respect to such Subject Interests would be reinstated.

o For purposes of this Annex A, a Right of First Refusal is defined as follows: If a selling party receives an offer from an unrelated third party, he must provide notice to the other shareholder or shareholder group setting forth the terms of such offer and the identity of such third party. The other shareholder or shareholder group has the option to purchase from the selling party all of the shares that are the subject of the third party offer on the same cash or cash equivalent terms as such offer for a period of 30 days. If at the end of such period, the shareholder or shareholder group has not elected to purchase the shares, the selling party shall be free to sell the shares to the third party for a period of 90 days, after which time the shareholder's or shareholder group's right of first offer described above shall be reinstated.